As filed with the Securities and Exchange Commission on January 28, 2005

Registration No. 333-121925

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

News Corporation

(Exact name of Registrant as specified in its charter)

Delaware	2711	26-0075658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lawrence A. Jacobs, Esq.

News Corporation

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Amy Bowerman Freed, Esq. Hogan & Hartson L.L.P. 875 Third Avenue New York, NY 10022 (212) 918-3000	Lou R. Kling, Esq. Howard L. Ellin, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Offer by Fox Acquisition Corp

to

Exchange 1.90 Shares of Class A Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

NEWS CORPORATION

for

Each Outstanding Share of Class A Common Stock

of

FOX ENTERTAINMENT GROUP, INC.

This offer and your right to withdraw shares of Fox Entertainment Group, Inc. Class A common stock that you tender into this offer, will expire at 12:00 midnight New York City Time, on Tuesday,

February 22, 2005, unless we extend this offer.

We are offering to exchange 1.90 shares of News Corporation Class A common stock (including the associated preferred stock purchase rights) for each outstanding share of Fox Entertainment Group, Inc, or Fox, Class A common stock on the terms and conditions contained in this prospectus and in the related letter of transmittal. Fox Acquisition Corp is a direct wholly owned subsidiary of News Corporation.

We currently own approximately 59.1% of the outstanding shares of Fox Class A common stock and 100% of the outstanding shares of Fox Class B common stock, representing in the aggregate approximately 82.1% of the equity and 97.0% of the voting power of Fox. This offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn before the offer expires shares of Fox Class A common stock which constitute at least a majority of the outstanding shares of Fox Class A common stock not beneficially owned, as of the close of business on the date immediately prior to the expiration of the offer, by News Corporation or Fox Acquisition Corp, or their respective affiliates, directors and executive officers, or the directors and executive officers of Fox. Our obligation to exchange shares of News Corporation Class A common stock for shares of Fox Class A common stock is also subject to other conditions described in this prospectus under “The Offer—Conditions of the Offer” beginning on page 40.

If we complete the offer, we will then effect a “short form” merger of Fox with and into Fox Acquisition Corp. We will effect the short form merger as soon as practicable after completion of the offer, unless we are prevented from doing so by a court or other legal requirement. We will be able to effect the short form merger because, following our acquisition of shares in the offer and, if necessary, our conversion of some or all of our Fox Class B common stock into Fox Class A common stock, we will own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock. Under Delaware law, this short form merger would be effected without the approval of Fox’s board of directors or any remaining holders of Fox’s Class A common stock. Each share of Fox Class A common stock that we do not own or acquire in this offer would be converted in the subsequent merger into 1.90 shares of News Corporation Class A common stock, other than the shares of Fox Class A common stock in respect of which appraisal rights have been properly perfected under Delaware law. After we complete the merger, Fox will be our direct wholly owned subsidiary.

See “ Risk Factors” beginning on page 16 for a discussion of issues that you should consider in determining whether to tender your shares into this offer.

News Corporation’s Class A common stock is listed on the New York Stock Exchange and trades under the symbol “NWS.A”. Fox’s Class A common stock is listed on the New York Stock Exchange and trades under the symbol “FOX”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the News Corporation Class A common stock to be issued in this offer and the subsequent merger or determined if the information contained in this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2005.

As permitted under the rules of the SEC, this prospectus incorporates important business and financial information about News Corporation and Fox that is contained in documents filed with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 60.

You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Georgeson Shareholder Communications, Inc., collect at (212) 440-9800 or toll-free at (866) 873-6991. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. Unless this offer is extended, the latest you should request copies of these documents is Monday, February 14, 2005.

Except as otherwise specifically noted, “we,” “our,” “us” and similar words in this prospectus refer to Fox Acquisition Corp and/or News Corporation. All references to shares of News Corporation Class A common stock also refer to the associated preferred stock purchase rights. Except as otherwise specifically noted, all information in this prospectus reflects the effects of the reorganization transaction, or the Reorganization, consummated on November 12, 2004, whereby News Corporation became the parent company of News Holdings Limited (formerly known as The News Corporation Limited, or TNCL, a South Australia corporation) and its subsidiaries. The Reorganization was consummated pursuant to schemes of arrangements under Australian law in which all ordinary and preferred shares of TNCL were cancelled and holders received in exchange shares of News Corporation Class B common stock and News Corporation Class A common stock, respectively, on a one for two basis. As a result of the Reorganization, the consolidated financial statements of News Corporation incorporated by reference in this prospectus are stated in U.S. dollars as opposed to Australian dollars, which was the currency News Corporation previously used to present its financial statements, and have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. All periods presented in these financial statements have been presented to reflect the one for two share exchange.

In “Questions and Answers About the Offer” below and in the “Summary” beginning on page 1, we highlight selected information from this prospectus but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger and for a more complete description of their legal terms, you should read carefully this entire prospectus, including the annexes, as well as the documents we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 60.

Page
QUESTIONS AND ANSWERS ABOUT THE OFFER	v
SUMMARY	1
Information about News Corporation, Fox Acquisition Corp and Fox	1
The Offer	1
Timing of the Offer; Expiration Date of the Offer	2
Extension, Termination and Amendment	2
Subsequent Offering Period	3
Exchange and Delivery of Shares of Fox Class A Common Stock	3
Withdrawal Rights	3
Cash Instead of Fractional Shares of News Corporation Class A common stock	3
Procedure for Tendering Shares	4
Material U.S. Federal Income Tax Consequences	4
Regulatory Approvals	4
Appraisal Rights	5
Accounting Treatment	5
News Corporation Owned Shares of Fox Class A and Class B Common Stock	5
Comparison of Rights of Stockholders of Fox and Stockholders of News Corporation	5
Fox Shares Held by News Corporation and Fox Directors, Executive Officers and Affiliates; News Corporation Shares Held by Certain Principal Stockholders	5
Selected Historical Financial Data of Fox and News Corporation	6
NEWS CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	7
FOX SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	9
NEWS CORPORATION SUMMARY FINANCIAL DATA	11
News Corporation Unaudited Pro Forma Financial Data	12
UNAUDITED COMPARATIVE PER SHARE DATA	13
News Corporation Historical Per Share Data	13
Fox Historical Per Share Data	13
News Corporation Combined Pro Forma Per Share Data	13
Fox Equivalent Pro Forma Per Share Data	14
Comparative Per Share Market Data	14
News Corporation Dividend Policy	15
RISK FACTORS	16
Risks Related to the Offer and the Subsequent Merger	16
Risks Related to News Corporation	17
FORWARD-LOOKING INFORMATION	19
BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER	20
Background of News Corporation’s Investment in Fox	20
News Corporation’s Reorganization	20
Background of the Offer	20
News Corporation’s Reasons for the Offer and the Subsequent Merger	23
ADDITIONAL FACTORS FOR CONSIDERATION BY FOX STOCKHOLDERS	25
Information in Fox’s Schedule 14D-9	26
FINANCIAL BUDGET INFORMATION	27
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	28
News Corporation	28
Fox	29
THE OFFER	30
Purpose of the Offer	30
Exchange of Shares in the Offer; The Subsequent Merger	30
Timing of the Offer; Expiration Date	31

i

ANNEXES

ANNEX A	Information Concerning the Directors and Executive Officers of News Corporation and Fox Acquisition Corp	A-1
ANNEX B	Interests of News Corporation, Fox Acquisition Corp and the Directors, Executive Officers and Affiliates of News Corporation and Fox in Shares of Fox Class A Common Stock	B-1
ANNEX C	Section 262 of General Corporation Law of the State of Delaware	C-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Why are we making the offer?

A.	We currently own approximately 252,159,080 shares of Fox Class A common stock, representing approximately 59.1% of all outstanding shares of Fox Class A common stock, and 547,500,000 shares of Fox Class B common stock, representing 100% of all outstanding shares of Fox Class B common stock. Our ownership represents in the aggregate approximately 82.1% of the equity of Fox and 97.0% of the voting power of Fox. We are making the offer for the purpose of acquiring all of the remaining outstanding shares of Fox Class A common stock. We believe that consummating the offer and the subsequent merger will enable Fox and us to create a simpler, unified capital structure in which equity investors would participate in the equity of News Corporation and Fox only at the News Corporation level and to provide the holders of Fox Class A common stock with greater liquidity through the News Corporation Class A common stock that they receive in the offer and the subsequent merger. See “Background and Reasons for the Offer and Subsequent Merger—News Corporation’s Reasons for the Offer and the Subsequent Merger” beginning on page 23.

Q.	What will I receive in exchange for the shares of Fox Class A common stock that I tender into the offer?

A.	If we successfully complete the offer, you will receive 1.90 shares of News Corporation Class A common stock in exchange for each share of Fox Class A common stock that you validly tender into the offer. We will not issue fractional shares of News Corporation Class A common stock. Instead, any Fox stockholder entitled to receive a fractional share of News Corporation Class A common stock will receive cash in an amount equal to the fraction, multiplied by the closing price of a share of News Corporation Class A common stock on the New York Stock Exchange on the last trading day before the time that the offer expires. See “The Offer—Cash Instead of Fractional Shares of News Corporation Class A common stock” on page 33.

Q.	What are the potential benefits of this offer to Fox stockholders?

A.	We believe that this offer should be attractive to Fox stockholders for the following reasons, as more fully described elsewhere in this prospectus:

•	based on the closing price of News Corporation Class A common stock on January 7, 2005, the last trading day prior to the date we announced the offer, the value of the consideration we are offering for each Fox share was approximately $33.54, representing a premium of approximately 7.4% over $31.22, the last closing price for Fox Class A common stock on January 7, 2005, a premium of approximately 16.9% over the average closing price for Fox Class A common stock for the six-month trading period ending on and including January 7, 2005, and a premium of approximately 18% over the average closing price for Fox Class A common stock for the twelve-month trading period ending on and including January 7, 2005;

•	if we successfully complete the offer, you will hold shares in a larger company with a more diverse set of assets, which we believe will have a more liquid market for its shares than Fox on a stand-alone basis;

•	as a result of your exchange of shares of Fox Class A common stock for shares of News Corporation Class A common stock, you will become entitled to receive dividends from News Corporation, which currently amount to $0.10 per share of News Corporation Class A common stock per annum. See “Comparative Per Share Market Price and Dividend Information—News Corporation—News Corporation Dividend Policy” on page 28. Fox does not currently pay a dividend with respect to its shares of Class A common stock and has stated that it is its present intention to retain earnings to finance the expansion of its business; and

•	you will have the opportunity to continue to participate in Fox’s growth through your ownership of shares of News Corporation Class A common stock.

v

Q.	What are some of the other factors I should consider in deciding whether to tender my shares of Fox Class A common stock?

A.	Among the factors described elsewhere in this prospectus, you should consider the following:

•	the exchange ratio reflects a value per share of Fox Class A common stock of approximately $33.54 per share of Fox Class A common stock, based on the closing price of News Corporation Class A common stock on January 7, 2005, the last trading day prior to our public announcement of this transaction. This value is above the initial public offering price of $22.50 of Fox Class A common stock on November 11, 1998 and above the highest closing price for shares of Fox Class A common stock during the 52-week period prior to the date of the offer, of $32.17, but below the highest trading price at which shares of Fox Class A common stock have traded prior to the date of the offer, of $34.75, which was reached on July 11, 2000;

•	current market quotations for both Fox Class A common stock and News Corporation Class A common stock, which you should obtain as you consider the offer;

•	that News Corporation controls the conditions, timing and price of the offer, and has reserved the right to unilaterally modify any of the terms of the offer, subject to News Corporation’s commitment not to waive the minimum tender condition; and

•	as a stockholder of News Corporation, that your interest in the performance and prospects of Fox will be only indirect and in proportion to your share ownership in News Corporation. You therefore may not realize the same financial benefits of any future appreciation in the value of Fox that you may realize if you were to remain a Fox stockholder, although as a stockholder of News Corporation you will continue to have a significant indirect interest in Fox’s assets, as evidenced by the fact that, on a financial statement basis, Fox’s assets, revenues and net income constituted approximately 60%, 60% and 90% of News Corporation’s total assets, revenues and net income, respectively, for the fiscal year ended June 30, 2004, and approximately 60%, 60% and 50% of such metrics for the three months ended September 30, 2004.

We describe various factors Fox stockholders should consider in deciding whether to tender their shares under “Risk Factors” beginning on page 16 and “Additional Factors for Consideration by Fox Stockholders” beginning on page 25.

Q.	What are the most significant conditions to the offer?

A.	The offer is conditioned upon, among other things, satisfaction of the minimum tender condition. In particular, there must be validly tendered, and not properly withdrawn prior to the expiration of the offer, at least a majority of the outstanding shares of Fox Class A common stock not beneficially owned, as of the close of business on the date immediately prior to the expiration of the offer, by News Corporation or Fox Acquisition Corp, or their respective affiliates, directors and executive officers, or the directors and executive officers of Fox. We will not waive this minimum tender condition. As of January 10, 2005, according to information received from Fox, there were 426,959,080 shares of Fox Class A common stock outstanding. Accordingly, for us to acquire any shares of Fox Class A common stock, stockholders of Fox (other than News Corporation, Fox Acquisition Corp and their respective affiliates, directors and executive officers, and the directors and executive officers of Fox) must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 87,400,001 shares of Fox Class A common stock.

In addition, the following conditions, among others, must also be met:

•	the SEC shall have declared effective the registration statement, of which this prospectus is a part;

•	the New York Stock Exchange shall have approved for listing the shares of News Corporation Class A common stock to be issued in the offer and the subsequent merger;

•	the absence of any event that may have an adverse effect on Fox such that, regardless of the circumstances, in our good faith judgment, it would be inadvisable to proceed with the offer;

•	the absence of legal impediments to the offer or the subsequent merger; and

•	News Corporation shall have received a private letter ruling from the Internal Revenue Service, acceptable in form and substance to News Corporation, the effect of which is that certain internal restructuring transactions to be effected by News Corporation prior to the completion of the offer will not result in liability of News Corporation or any of its affiliates under an indemnity agreement with a third party, and the internal restructuring transactions shall have been completed.

These conditions and other conditions to the offer are discussed in this prospectus under “The Offer—Conditions of the Offer” beginning on page 40.

Q.	If I decide not to tender, how will this affect the offer and my shares of Fox Class A common stock?

A.	We will not acquire any shares of Fox Class A common stock in the offer unless the minimum tender condition described above is satisfied. Your failure to tender your shares of Fox Class A common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Fox Class A common stock to be able to complete the offer.

If you do not tender your shares of Fox Class A common stock and we nonetheless successfully complete the offer, we will then effect a “short form” merger of Fox with and into Fox Acquisition Corp. We will effect the short form merger as soon as practicable after completion of the offer, unless we are prevented from doing so by a court or other legal requirement. We will be able to effect the short form merger because, following our acquisition of shares in the offer and, if necessary, our conversion of some or all of our Fox Class B common stock into Fox Class A common stock, we will own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock. Under Delaware law, this short form merger would be effected without the approval of Fox’s board of directors or any remaining holders of Fox’s Class A common stock. Each share of Fox Class A common stock that we do not own or acquire in this offer would be converted in the subsequent merger into 1.90 shares of News Corporation Class A common stock, other than the shares of Fox Class A common stock in respect of which appraisal rights have been properly perfected under Delaware law. See “The Offer—Purpose of the Offer “ beginning on page 30 and “The Offer—Appraisal Rights” beginning on page 38.

If we do not successfully complete the offer, we may, or may not, propose to merge Fox with one of our wholly owned subsidiaries or to otherwise acquire the shares of Fox Class A common stock that we do not then own. In the event that we were to propose a merger transaction, the merger would be subject to, among other things, approval by the board of directors of Fox. See “Certain Effects of the Offer—News Corporation’s Plans for Fox; Conduct of Fox if the Offer is Not Completed” beginning on page 47.

Q.	How long will it take to complete the offer and, if applicable, the subsequent “short form” merger?

A.	We hope to complete the offer promptly after its expiration at 12:00 midnight, New York City time, on Tuesday, February 22, 2005. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer under the SEC’s tender offer rules. In addition, following the satisfaction or waiver of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offer, News Corporation may elect to provide a subsequent offering period of at least three (3) business days, during which time stockholders whose shares of Fox Class A common stock have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. News Corporation is not permitted under the federal securities laws to provide a subsequent offering period of more than twenty (20) business days. If we complete the offer, we will then effect a “short form” merger of Fox with and into Fox Acquisition Corp. We will effect the short form merger as soon as practicable after completion of the offer, unless we are prevented from doing so by a court or other legal requirement. We will be able to effect the short form merger because, following our acquisition of shares in the offer and, if necessary, our conversion of some or all of our Fox Class B common stock into Fox Class A common stock, we will own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock.

Q.	Will Fox’s board of directors make a recommendation concerning the offer?

A.	We do not know whether the Fox board will make a recommendation. Under SEC rules, Fox was required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date this offer was first published, sent or given to holders of Fox Class A common stock. Fox is also required to send to you a copy of its Schedule 14D-9. On January 24, 2005, Fox filed a Schedule 14D-9 with the SEC, stating that the special committee of the Fox board of directors described below had determined that it was unable to take a position with respect to the offer as of such date and had concluded that it was in the best interest of Fox and Fox stockholders (other than News Corporation) for Fox stockholders to not tender their shares of Fox Class A common stock in the offer at the current time and instead defer making a determination whether to accept or reject the offer until the special committee has advised them of the special committee’s position or recommendation, if any, with respect to the offer.

In evaluating this offer, you should be aware that five of seven members of the Fox board are directors and either employees or executive officers of News Corporation. In addition, Peter J. Powers, one of the non-executive directors of Fox, also serves as a non-executive director of NDS Group plc, another majority-owned subsidiary of News Corporation, and as a member of the special committee of Fox’s board of directors described below.

Q.	Has News Corporation negotiated, or sought Fox’s approval of, the terms of this offer or the merger with Fox?

A.	No. We have not negotiated the terms of this offer or the subsequent merger with Fox, its board of directors or any special committee of its board. Moreover, we have not requested that Fox, its board of directors or any special committee of its board approve this offer.

Q.	Has Fox formed a special committee of independent directors to evaluate News Corporation’s offer?

A.	On January 10, 2005, Fox announced that the Fox board of directors had formed a special committee of Fox directors that are not directors or executive officers of News Corporation, consisting of directors Peter J. Powers and Christos M. Cotsakos, to consider News Corporation’s proposal and make a recommendation to the Fox stockholders regarding the proposal.

Q.	What percentage of News Corporation Class A common stock will current Fox stockholders own after the successful completion of the offer and subsequent merger?

A.	We anticipate that the completion of the offer and subsequent merger will result in the exchange of the outstanding shares of Fox’s Class A common stock that we do not currently own into approximately 14% of the shares of News Corporation Class A common stock outstanding at the conclusion of the transactions, without regard to News Corporation stock options. In general, this assumes that:

•	up to approximately 332 million shares of News Corporation Class A common stock would be issued in the offer and the subsequent merger (in respect of the outstanding shares of Fox Class A common stock that we do not currently own);

•	1,892,539,321 shares of News Corporation Class A common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and

•	no Fox stockholders exercise appraisal rights.

The holders of News Corporation Class A common stock are entitled to vote together with the holders of News Corporation Class B common stock in limited circumstances. The former stockholders of Fox, who would receive News Corporation Class A common stock will, therefore, hold approximately 9% of the outstanding voting power of News Corporation immediately following the offer and the subsequent merger, without regard to News Corporation stock options, with respect to matters upon which holders of News Corporation Class A common stock are entitled to vote. See “Comparison of Rights of Holders of Fox Class A Common Stock and Holders of News Corporation Class A Common Stock” beginning on page 55 for a description in each case of the circumstances in which the holders of News Corporation Class A common stock are entitled to vote.

Q.	Will I be taxed on the News Corporation Class A common stock that I receive?

A.	We believe that the offer and the merger will qualify as a reorganization for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of News Corporation Class A common stock in exchange for your shares of Fox Class A common stock, other than any gain or loss recognized on the receipt of cash instead of fractional shares. However, there is no specific condition to the offer with respect to the tax-free treatment of the offer and the merger. See “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 36. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you.

Q.	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A.	As permitted under SEC rules, we have commenced the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of Fox Class A common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.

Q.	Are News Corporation’s business and financial condition relevant to my decision to tender my shares in the offer?

A.	Yes. Shares of Fox Class A common stock accepted in the offer will be exchanged for shares of News Corporation Class A common stock and therefore you should consider News Corporation’s business and financial condition before you decide whether to tender your shares in the offer. In considering our business and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See “Where You Can Find More Information” beginning on page 60.

Q.	How do I participate in the offer?

A.	For you to validly tender shares of Fox Class A common stock into our offer, you must do one of the following:

•	Deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, along with any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•	Arrange for a book-entry transfer of your shares to be made to the exchange agent’s account at DTC and receipt by the exchange agent of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	Arrange for a book-entry transfer of your shares to the exchange agent’s account at DTC and receipt by the exchange agent of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

The preceding deliveries and arrangements must be made before the expiration of the offer. If certificates evidencing your shares of Fox Class A common stock are not currently available to you, you can still participate in the offer by complying with the guaranteed delivery procedures described in the section entitled “The Offer—Procedures for Tendering Shares” beginning on page 33.

Q.	When does the offer expire?

A.	If you wish to participate in the offer, you must validly tender your shares of Fox Class A common stock so that the exchange agent receives them before 12:00 midnight, New York City time, on Tuesday, February 22, 2005, unless we extend the offer. We sometimes refer to this date and time, including any extension, as the “expiration date.” If we extend the expiration date, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q.	When and how can I withdraw tendered shares?

A.	You may withdraw any shares of Fox Class A common stock that you have tendered at any time before the time we accept the shares for exchange, except that shares tendered during a subsequent offering period, if any, may not be withdrawn. Pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, you may also withdraw your shares at any time after 60 days from January 10, 2005, the date of the original offer, unless we have previously accepted them. We will not accept the shares for exchange before the expiration date of the offer. For a withdrawal to become effective, our exchange agent must receive a written or facsimile transmission notice of withdrawal before the time we accept shares for exchange. In a notice of withdrawal you must specify your name, the number of shares to be withdrawn and the name in which the certificates are registered, if different from your name. If you have delivered to our exchange agent certificates for shares to be withdrawn, you must also indicate the serial numbers shown on the particular certificates evidencing the shares to be withdrawn.

Q.	Is the offer being made by News Corporation or Fox Acquisition Corp?

A.	The offer is being made by our direct wholly owned subsidiary, Fox Acquisition Corp. Although Fox Acquisition Corp is making the offer, when we discuss the offer and the subsequent merger, we generally use the terms “we,” “us” and “our” to collectively refer to News Corporation and its subsidiaries, including Fox Acquisition Corp. The shares that you will receive if you tender in the offer or receive shares in the subsequent merger will be shares of News Corporation Class A common stock.

Q.	If I choose to participate in the offer, in what form will I receive my News Corporation Class A common stock?

A.	Initially, the shares of News Corporation Class A common stock that you receive in the offer or the subsequent merger will be reflected only in the balances indicated in the book-entry account system of the transfer agent for the News Corporation Class A common stock. Following the completion of the offer and the subsequent merger, you will be able to request certificates representing your shares of News Corporation Class A common stock by following the instructions contained in the confirmation of book-entry sent to you by the exchange agent.

x

Q.	Whom can I call with questions about the offer?

A.	You can contact our information agent for the offer:

Georgeson Shareholder Communications, Inc.

17 State Street

10th Floor

New York, New York 10004

Banks and Brokerage Firms, please call collect:

(212) 440-9800

Stockholders please call toll-free:

(866) 873-6991

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the offer and subsequent merger, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. See “Where You Can Find More Information” beginning on page 60.

Information about News Corporation, Fox Acquisition Corp and Fox

News Corporation

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

News Corporation is a diversified international media and entertainment company with operations in eight segments: filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers, book publishing and other. Our activities are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia and the Pacific Basin.

Fox Acquisition Corp

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

Fox Acquisition Corp is a Delaware corporation and a direct wholly owned subsidiary of News Corporation. Fox Acquisition Corp was created solely for the purpose of making the offer and effecting the subsequent merger.

Fox Entertainment Group, Inc.

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7111

Fox is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. News Corporation owns approximately 82.1% of the equity of Fox, and approximately 97.0% of its voting power.

The Offer

We are proposing to acquire all of the outstanding shares of Fox Class A common stock. We currently own approximately 252,159,080 shares of Fox Class A common stock, representing approximately 59.1% of all outstanding shares of Fox Class A common stock, and 547,500,000 shares of Fox Class B common stock, representing 100% of all outstanding shares of Fox Class B common stock. Our ownership represents in the aggregate approximately 82.1% of the equity of Fox and 97.0% of the voting power of Fox. We are making the offer for the purpose of acquiring all of the remaining outstanding shares of Fox Class A common stock.

We are offering to exchange 1.90 shares of News Corporation Class A common stock for each outstanding share of Fox Class A common stock, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. This offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn before the offer expires shares of Fox Class A common stock which constitute at least a majority of the outstanding shares of Fox Class A common stock not beneficially owned, as of the close of business on the date immediately prior to the expiration of the offer, by News Corporation or Fox Acquisition Corp, or their respective affiliates, directors and executive officers, or the directors and executive officers of Fox. There are also other conditions to the offer that are described under “The Offer—Conditions of the Offer” beginning on page 40.

If we complete the offer, we will then effect a “short form” merger of Fox with and into Fox Acquisition Corp. We will effect the short form merger as soon as practicable after completion of the offer, unless we are prevented from doing so by a court or other legal requirement. We will be able to effect the short form merger because, following our acquisition of shares in the offer and, if necessary, our conversion of some or all of our Fox Class B common stock into Fox Class A common stock, we will own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock, which are the required ownership levels under Delaware law for the consummation of a short form merger. For example, if we acquire in the offer only the minimum number of additional shares of Fox Class A common stock necessary to complete the offer, 87,400,001, such minimum number of shares, when added to our current holdings of approximately 252,159,080 shares of Fox Class A common stock, would constitute approximately 80% of the outstanding shares of Fox Class A common stock. In such case, in order to complete the subsequent short form merger, we would exercise our right under Fox’s certificate of incorporation to convert such number of our shares of Fox Class B common stock into shares of Fox Class A common stock as is necessary to increase our percentage ownership of the then outstanding shares of Fox Class A common stock to at least 90%. Under Delaware law, the short form merger would be effected without the approval of Fox’s board of directors or any remaining holders of Fox’s Class A common stock. Each share of Fox Class A common stock that we do not own or acquire in this offer would be converted in the subsequent merger into 1.90 shares of News Corporation Class A common stock, other than the shares of Fox Class A common stock in respect of which appraisal rights have been properly perfected under Delaware law. See “The Offer—Purpose of the Offer “ beginning on page 30 and “The Offer—Appraisal Rights” beginning on page 38. After completion of the merger, Fox will be a direct wholly owned subsidiary of News Corporation.

Timing of the Offer; Expiration Date of the Offer

We commenced the offer on January 10, 2005. Our offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, February 22, 2005, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

If you wish to participate in the offer, you must validly tender your shares of Fox Class A common stock so that the exchange agent receives them before 12:00 midnight, New York City time, on Tuesday, February 22, 2005, unless we extend the offer. We sometimes refer to this date and time, including any extension, as the “expiration date.” If we extend the expiration date, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. For more information, see the discussion under “—Extension, Termination and Amendment” below.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to Computershare Trust Company of New York, the exchange agent for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend the offer. During any extension, all shares of Fox Class A common stock previously tendered and not withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your shares of Fox

Class A common stock as described under “The Offer—Withdrawal Rights” beginning on page 32. Subject to the SEC’s applicable rules and regulations, we reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of shares of Fox Class A common stock pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any shares of Fox Class A common stock, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the exchange agent and by making a public announcement.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

Subsequent Offering Period

Following the satisfaction or waiver of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the initial offering period, News Corporation may elect to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, during which time stockholders whose shares of Fox Class A common stock have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration.

Exchange and Delivery of Shares of Fox Class A Common Stock

Upon the terms and subject to the conditions of the offer, promptly after the expiration of the initial offering period and promptly after they are tendered during any subsequent offering period we will accept shares of Fox Class A common stock which are validly tendered and not properly withdrawn in exchange for shares of News Corporation Class A common stock. We are offering to exchange 1.90 shares of News Corporation Class A common stock for each outstanding share of Fox Class A common stock. In all cases, exchange of shares of Fox Class A common stock tendered and accepted for exchange pursuant to the offer will be made only if the holder timely complies with the procedures described in the section entitled “—Procedure For Tendering Shares” below.

Withdrawal Rights

You may withdraw any shares of Fox Class A common stock that you have tendered at any time before the time we accept the shares for exchange, except that shares tendered during a subsequent offering period, if any, may not be withdrawn. After the expiration of the offer, tenders are irrevocable. Pursuant to Section 14(d)(5) of the Exchange, you may also withdraw your shares at any time after 60 days from the date of the original offer, which was January 10, 2005, unless we have previously accepted them. We will not accept the shares for exchange before the expiration date of the offer. For a withdrawal to become effective, our exchange agent must receive a written or facsimile transmission notice of withdrawal before the time we accept the shares for exchange. See “The Offer—Withdrawal Rights” beginning on page 35.

Cash Instead of Fractional Shares of News Corporation Class A common stock

We will not issue any fraction of a share of News Corporation Class A common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of News Corporation Class A common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of News Corporation Class A common stock to which the holder would otherwise be entitled by (2) the closing price of News Corporation Class A common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.

Procedure for Tendering Shares

For you to validly tender shares of Fox Class A common stock into our offer, you must do one of the following:

•	Deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, along with any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•	Arrange for a book-entry transfer of your shares to be made to the exchange’s account at DTC and receipt by the exchange agent of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	Arrange for a book-entry transfer of your shares to the exchange agent’s account at DTC and receipt by the exchange agent of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

The preceding deliveries and arrangements must be made before the expiration of the offer. If certificates evidencing your shares of Fox Class A common stock are not currently available to you, you can still participate in the offer by complying with the guaranteed delivery procedures described in the section entitled “The Offer—Procedures for Tendering Shares” beginning on page 33.

Material U.S. Federal Income Tax Consequences

We believe that the offer and the merger will qualify as a reorganization for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of News Corporation Class A common stock in exchange for your shares of Fox Class A common stock, other than any gain or loss recognized on the receipt of cash instead of fractional shares. However, there is no specific condition to the offer with respect to the tax-free treatment of the offer and the merger. See “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 36. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax adviser for a full understanding of the tax consequences to you.

Regulatory Approvals

We are not aware of any license or regulatory permit material to the business of Fox and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of Fox’s Class A common stock, or any material filing or approval that would be required for our acquisition of Fox’s Class A common stock, other than the filing by Fox, Fox Acquisition Corp and News Corporation, as applicable, of certain applications with the Federal Communications Commission. We intend to make all required filings under the Securities Act of 1933 (or the Securities Act) and the Exchange Act. We are not aware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in the United States or in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Appraisal Rights

Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights are available in connection with the subsequent “short form” merger. For a detailed discussion of these appraisal rights, see “The Offer—Appraisal Rights” beginning on page 38.

Accounting Treatment

Our acquisition of the Fox Class A common stock will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. See “Certain Effects of the Offer—Accounting Treatment” on page 48.

News Corporation Owned Shares of Fox Class A and Class B Common Stock

News Corporation currently owns all of its shares of Fox Class A and Class B common stock through its indirect wholly owned subsidiary FEG Holdings, Inc., or FEG Holdings. In order for, following the consummation of the offer and the subsequent merger, News Corporation to own directly 100% of the outstanding shares of Fox Class A common stock and Fox Class B common stock, FEG Holdings will tender the shares of Fox Class A common stock that it owns in the offer and, immediately following the expiration of the offer, Fox Acquisition Corp will exchange with FEG Holdings shares of News Corporation Class A common stock provided to it by News Corporation for all of the shares of Fox Class B common stock held by FEG Holdings, at the same exchange ratio as is provided in the offer for shares of Fox Class A common stock. FEG Holdings does not intend to tender any shares of Fox Class A common stock or exchange any shares of Fox Class B common stock held by it, unless, and until, certain internal restructuring transactions to be effected by News Corporation shall have been completed. For a description of the internal restructuring transactions, see “Background and Reasons for the Offer and Subsequent Merger—News Corporation’s Reorganization” beginning on page 20.

As a result of the offer, subsequent merger, and exchange of Fox Class B common stock described above, FEG Holdings will own shares of News Corporation, which we refer to as “Hook Stock”. Under GAAP, the Hook Stock will be treated as treasury shares. For a description of the provisions in News Corporation’s certificate of incorporation relating to Hook Stock, see “The Offer—News Corporation Owned Shares of Fox Class A and Class B Common Stock” beginning on page 43.

Comparison of Rights of Stockholders of Fox and Stockholders of News Corporation

If we successfully complete the offer, holders of Fox’s Class A common stock will become News Corporation stockholders, and their rights as stockholders will be governed by News Corporation’s amended and restated certificate of incorporation and amended and restated by-laws. There are differences between the certificates of incorporation and by-laws of Fox and News Corporation. Since Fox and News Corporation are both Delaware corporations, the rights of Fox stockholders will continue to be governed by Delaware law after the completion of the offer and the subsequent merger. For a summary comparison of the rights of holders of Fox Class A common stock and holders of News Corporation Class A common stock, see “Comparison of Rights of Holders of Fox Class A Common Stock and Holders of News Corporation Class A Common Stock” beginning on page 55.

Fox Shares Held by News Corporation and Fox Directors, Executive Officers and Affiliates; News Corporation Shares Held by Certain Principal Stockholders

News Corporation currently owns approximately 59.1% of the outstanding shares of Fox Class A common stock and 100% of the outstanding shares of Fox Class B common stock, representing in the aggregate approximately 82.1% of the equity and 97.0% of the voting power of Fox. The directors and executive officers of

News Corporation and Fox, as a group, own less than one percent of the outstanding shares of Fox common stock. As a result of Mr. K. Rupert Murdoch’s ability to appoint certain members of the boards of directors of the two corporate trustees of AE Harris Trust, which beneficially owns 3.1% of News Corporation Class A common stock and 28.5% of News Corporation Class B common stock, Mr. K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by AE Harris Trust. Mr. K. Rupert Murdoch, however, disclaims any beneficial ownership of such shares. Further, Mr. K. Rupert Murdoch beneficially owns an additional 0.8% of News Corporation Class A common stock and 1.0% of News Corporation Class B common stock. Thus, Mr. K. Rupert Murdoch may be deemed to beneficially own in the aggregate 29.5% of News Corporation Class B common stock and 3.9% of News Corporation Class A common stock. For more details see “Interests of News Corporation, Fox Acquisition Corp and the Directors, Executive Officers and Affiliates of News Corporation and Fox in Shares of Fox Class A Common Stock” on Annex B of this prospectus.

Selected Historical Financial Data of Fox and News Corporation

We are providing the following selected financial information to assist you in analyzing the financial aspects of the offer and the subsequent merger. We derived the unaudited financial information presented for News Corporation and for Fox as of, and for the three-month periods ended, September 30, 2003 and 2004 from News Corporation’s Current Report on Form 8-K filed December 23, 2004, reporting results for the quarterly period ended September 30, 2004, and Fox’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004. The selected historical financial information for the fiscal years 2002 through 2004 was derived from the Audited Consolidated Financial Statements of News Corporation contained in its Current Report on Form 8-K, filed on November 24, 2004. The selected historical financial information for the fiscal years 2000 and 2001 were contained in its Current Report on Form 8-K, filed on November 24, 2004 and incorporated by reference herein. We derived the financial information presented for Fox as of, and for each of, the five years for the period ended June 30, 2004 from Fox’s Annual Reports on Form 10-K for each of those years.

You should read the financial information with respect to News Corporation and Fox in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by News Corporation and Fox with the SEC, which we have incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 60.

NEWS CORPORATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	For The Three Months Ended September 30		For The Fiscal Year Ended June 30(1)
	2004	2003	2004	2003	2002	2001(3)	2000(4)
	(Dollars In Millions, Except Per Share Amounts)
Consolidated Statement of Operations Data:
Revenues(2)	$5,146	$4,615	$20,802	$17,380	$15,070	$13,699	$14,083
Operating income	766	672	2,931	2,380	176	1,003	970
Net income (loss)	625	455	1,533	822	(7,691)	(142)	(192)
Basic earnings (loss) per share:(5) (6)
Class A	$0.23	$0.19	$0.58	$0.33	$(3.35)	$(0.09)	$(0.12)
Class B	$0.19	$0.16	$0.49	$0.28	$(2.79)	$(0.08)	$(0.10)
Diluted earnings (loss) per share:(5) (6)
Class A	$0.22	$0.18	$0.58	$0.33	$(3.35)	$(0.09)	$(0.12)
Class B	$0.19	$0.15	$0.48	$0.28	$(2.79)	$(0.08)	$(0.10)
Cash dividends per share:(5)
Class A	$0.06	$0.05	$0.10	$0.09	$0.08	$0.08	$0.09
Class B	$0.02	$0.02	$0.04	$0.04	$0.03	$0.03	$0.04

	At September 30 2004	At June 30(1)
		2004	2003	2002	2001(3)	2000(4)
	(Dollars In Millions, Except Per Share Amounts)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,148	$4,051	$4,477	$3,574	$2,842	$2,778
Total assets	48,891	48,343	42,149	36,898	39,685	34,735
Borrowings and perpetual preference shares(7)	9,878	10,509	10,003	9,840	10,809	11,349

FOOTNOTES:

(1)	See Notes 4, 5, 7 and 17 to the Consolidated Financial Statements of News Corporation contained in Exhibit 99.1 to News Corporation’s Current Report on Form 8-K (Certain disclosures for the fiscal year ended June 30, 2004), filed November 24, 2004, for information with respect to significant acquisitions and disposals during fiscal 2004, 2003 and 2002.
(2)	In January 2002, News Corporation adopted Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which was effective for News Corporation as of January 1, 2002. As required News Corporation has classified the amortization of cable distribution investments against revenues for all periods presented. Operating income (loss), Net income (loss) and Earnings (loss) per share are not affected by this classification. This classification affects News Corporation’s and the Cable Network Programming segment’s revenues. The effect of the classification on News Corporation revenues is as follows:

	For The Three Months Ended September 30		For The Fiscal Year Ended June 30
	2004	2003	2004	2003	2002	2001	2000
	(in millions)
Revenues before amortization of cable distribution investments	$5,176	$4,646	$20,931	$17,505	$15,186	$13,789	$14,155
Amortization of cable distribution investments	(30)	(31)	(129)	(125)	(116)	(90)	(72)

Revenues	$5,146	$4,615	$20,802	$17,380	$15,070	$13,699	$14,083

(3)	Fiscal 2001 Net income (loss) and Basic and Diluted earnings (loss) per share include the impact of the after-tax charges of $494 million and $66 million for the cumulative effect of accounting change relating to News Corporation’s adoption of SOP 00-2 and SFAS No. 133, respectively.
(4)	Fiscal 2000 includes the operating results of Fox Sports Networks, LLC, which was fully acquired in July 1999.
(5)	Basic and diluted earnings (loss) per share and cash dividend per share reflect per share amounts based on the adjusted share amounts to reflect the one for two share exchange in the Reorganization.
(6)	News Corporation Class A shares carry rights to a greater dividend than News Corporation Class B shares through fiscal 2007. As such, net income available to News Corporation’s common stockholders is allocated between the two classes of common stock. The allocation between classes was based upon the two-class method. See Notes 1, 2 and 23 to the Consolidated Financial Statements of News Corporation contained in Exhibit 99.1 to News Corporation’s Current Report on Form 8-K (Certain disclosures for the fiscal year ended June 30, 2004), filed November 24, 2004. In fiscal 2008, News Corporation Class A shares cease to carry any rights to a greater than News Corporation Class B shares. As such, earnings (loss) per share based on the total weighted average shares outstanding (News Corporation Class A and Class B shares combined) are as follows:

	For The Three Months Ended September 30		For The Fiscal Year Ended June 30
	2004	2003	2004	2003	2002	2001	2000
Diluted earnings (loss per share)	$0.21	$0.17	$0.54	$0.31	$(3.12)	$(0.08)	$(0.11)

(7)	Each fiscal year presented includes $345 million of perpetual preference shares, which were redeemed at par by News Corporation on November 12, 2004.

FOX SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	For The Three Months Ended September 30		For The Fiscal Year Ended June 30(1)
	2004	2003	2004	2003	2002(3)	2001(4)	2000(5)
	(Dollars In Millions, Except Per Share Amounts)
Consolidated Statement of Operations Data:
Revenues(2)	$2,889	$2,758	$12,175	$11,002	$9,725	$8,414	$8,517
Operating income (loss)	675	611	2,298	1,783	(103)	652	656
Income before cumulative effect of accounting change	320	401	1,353	1,031	607	206	145
Net income (loss)	320	401	1,353	1,031	581	(288)	145
Basic and diluted earnings per share before cumulative effect of accounting change	$0.33	$0.45	$1.44	$1.17	$0.72	$0.28	$0.20
Basic and diluted earnings (loss) per share	$0.33	$0.45	$1.44	$1.17	$0.69	$(0.40)	$0.20

	At September 30 2004	At June 30(1)
		2004	2003	2002(3)	2001(4)	2000(5)
	(Dollars In Millions, Except Per Share Amounts)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$87	$122	$72	$56	$66	$114
Total Assets	30,558	30,048	23,299	22,876	17,856	17,930
Due to affiliates of News Corporation	4,496	4,236	704	1,413	2,866	2,739
Borrowings	284	659	—	942	1,032	974
Shareholders’ equity	18,297	17,967	14,303	12,095	7,968	8,246

FOOTNOTES:

(1)	See footnotes 4 through 6 to the Consolidated Financial Statements of Fox contained in Fox’s annual reports on Form 10-K for the fiscal 2004 for information with respect to significant acquisitions and disposals during fiscal 2004, 2003 and 2002.
(2)	In January 2002, Fox adopted Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which was effective for Fox as of January 1, 2002. As required Fox has classified the amortization of cable distribution investments against revenues for all periods presented. Operating income (loss), Net income (loss) and Earnings (loss) per share are not affected by this classification. This classification affects Fox’s and the Cable Network Programming segment’s revenues. The effect of the classification on Fox revenues is as follows:

	For The Three Months Ended September 30		For The Fiscal Year Ended June 30
	2004	2003	2004	2003	2002	2001	2000
	(in millions)
Revenues before amortization of cable distribution investments	$2,919	$2,789	$12,304	$11,127	$9,841	$8,504	$8,589
Amortization of cable distribution investments	(30)	(31)	(129)	(125)	(116)	(90)	(72)

Revenues	$2,889	$2,758	$12,175	$11,002	$9,725	$8,414	$8,517

(3)	Fiscal 2002 also includes the $909 million write-down of Fox’s national sports contracts, the pre-tax gain of $1.4 billion on the sale of Fox’s interest in Fox Family Worldwide, Inc. (“FFW”) and Fox’s $26 million share of FFW’s after-tax cumulative effect of accounting change relating to the adoption of Statement of Position No. (“SOP”) 00-2.
(4)	Fiscal 2001 Net income (loss) and Basic and diluted earnings (loss) per share include the impact of the after-tax charge of $494 million for the cumulative effect of accounting change relating to Fox’s adoption of SOP 00-2.
(5)	Fiscal 2000 includes the operating results of Fox Sports Networks, LLC, which was fully acquired in July 1999.

NEWS CORPORATION

SUMMARY FINANCIAL DATA

The following table sets forth summary historical consolidated financial data for News Corporation as of and for the three-month periods ended September 30, 2004 and 2003, and for the fiscal years 2004 and 2003.

The unaudited data and the comparative per share data set forth below, for the three-month periods ended September 30, 2003 and 2004, are extracted from News Corporation’s Current Report on Form 8-K filed December 23, 2004, reporting results for the quarterly period ended September 30, 2004. The data and the comparative per share data set forth below, for the fiscal years 2003 and 2004, are extracted from News Corporation’s Current Report on Form 8-K filed November 24, 2004. These documents, including the exhibits filed therewith, are incorporated by reference in this offer. More comprehensive financial information is included in such reports and other documents filed by News Corporation with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and documents may be examined at or obtained from News Corporation or the SEC. See “Where You Can Find More Information” beginning on page 60.

	For the Three Months Ended September 30,		For the Fiscal Year Ended June 30,
	2004	2003	2004	2003
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statement of Operations Data:
Revenues	$5,146	$4,615	$20,802	$17,380
Operating income	766	672	2,931	2,380
Net income	625	455	1,533	822
Basic earnings per share:
Class A	$0.23	$0.19	$0.58	$0.33
Class B	$0.19	$0.16	$0.49	$0.28
Diluted earnings per share:
Class A	$0.22	$0.18	$0.58	$0.33
Class B	$0.19	$0.15	$0.48	$0.28
Cash dividends per share:
Class A	$0.06	$0.05	$0.10	$0.09
Class B	$0.02	$0.02	$0.04	$0.04

	At September 30, 2004	At June 30,
		2004	2003
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Balance Sheet Data:
Total current assets	$11,474	$10,999	$10,289
Total assets	48,891	48,343	42,149
Total current liabilities	6,984	7,058	6,009
Total liabilities	23,591	23,636	23,243
Minority interest in subsidiaries	3,874	3,832	4,129
Shareholders’ equity	21,426	20,875	14,777
Book value per Class A share	$4.65

The table below sets forth the computation of the ratio of earnings to fixed charges of News Corporation and its subsidiaries in accordance with generally accepted accounting principles.

	For the Three Months Ended September 30, 2004	For the Fiscal Year Ended June 30,
		2004	2003
Ratio of Earnings to Fixed Charges	5.0	4.1	3.6

News Corporation

Unaudited Pro Forma Financial Data

News Corporation’s pro forma financial data presented below reflects for balance sheet data, the acquisition at September 30, 2004 of the outstanding shares of Fox Class A common stock for an aggregate purchase price of approximately $6 billion paid in News Corporation Class A common stock and cash for fractional shares and, accordingly, the elimination of the Fox Class A common stock minority interest. The statement of operations data has been presented as if the acquisition occurred on July 1, 2003. This pro forma data is not necessarily indicative of actual results that would have been achieved by News Corporation had the transactions been consummated on the date specified. The pro forma data does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by Fox stockholders under Delaware law in connection with the subsequent merger. You should read the information above in conjunction with the financial statements and accompanying notes of News Corporation that are incorporated by reference into this prospectus.

	For the Three Months Ended September 30, 2004	For the Fiscal Year Ended June 30, 2004
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statement of Operations Data:
Revenues	$5,146	$20,802
Operating income	766	2,931
Net income	682	1,786
Basic earnings per share:
Class A	$0.22	$0.61
Class B	$0.18	$0.50
Diluted earnings per share:
Class A	$0.22	$0.60
Class B	$0.18	$0.50
Cash dividends per share:
Class A	$0.06	$0.10
Class B	$0.02	$0.04

At September 30, 2004
(Dollars in Millions, Except Per Share Amounts)
Consolidated Balance Sheet Data:
Total current assets	$11,474
Total assets	51,470
Total current liabilities	6,984
Total liabilities	23,591
Minority interest in subsidiaries	591
Shareholders’ equity	27,288
Book value per Class A share	$5.62

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below is historical per share data for shares of News Corporation Class A and Class B common stock, historical per share data for shares of Fox common stock, combined pro forma per share data for shares of News Corporation Class A and Class B common stock and equivalent pro forma per share data for shares of Fox common stock, as of and for the three months ended September 30, 2004 and as of and for the fiscal year ended June 30, 2004. You should read the information below in conjunction with the financial statements and accompanying notes of News Corporation and Fox that are incorporated by reference into this prospectus.

News Corporation Historical Per Share Data

In the following table we present historical per share data for shares of News Corporation Class A common stock and shares of News Corporation Class B common stock, on a class by class basis.

	For the three months ended September 30, 2004	For the fiscal year ended June 30, 2004
Earnings from continuing operations per share of Class A common stock:
Basic	$0.23	$0.58
Diluted	$0.22	$0.58
Earnings from continuing operations per share of Class B common stock:
Basic	$0.19	$0.49
Diluted	$0.19	$0.48
Cash dividend per share of Class A common stock	$0.06	$0.10
Book value per share of Class A common stock	$4.65	$4.53

Fox Historical Per Share Data

In the following table we present historical per share data for shares of Fox Class A common stock and Fox Class B common stock, on an aggregate basis.

	For the three months ended September 30, 2004	For the fiscal year ended June 30, 2004
Earnings from continuing operations per share of common stock:
Basic	$0.33	$1.44
Diluted	$0.33	$1.44
Cash dividends per share of common stock	$—	$—
Book value per share of common stock	$18.77	$18.43

News Corporation Combined Pro Forma Per Share Data

In the following table we present per share data regarding the earnings from continuing operations, cash dividends declared and book value of News Corporation on an unaudited pro forma consolidated basis. News Corporation’s pro forma financial data is presented below at September 30, 2004 and June 30, 2004 and for the three months and for the year ended, respectively, and reflects the acquisition as of July 1, 2003 of the outstanding shares of Fox Class A common stock for an aggregate purchase price of approximately $6 billion paid in News Corporation Class A common stock and cash for fractional shares and, accordingly, the elimination of the Fox Class A common stock minority interest. Balance sheet data has been presented at September 30, 2004 and June 30, 2004, while statement of operations data has been presented as if the acquisition occurred on July 1, 2003. This pro forma data is not necessarily indicative of actual results that would have been achieved by News Corporation had the transactions been consummated on the date specified. The pro forma data does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by Fox stockholders under Delaware law in connection with the subsequent merger. You should read the information below in conjunction with the financial statements and accompanying notes of News Corporation and Fox that are incorporated by reference into this prospectus.

	For the three months ended September 30, 2004	For the fiscal year ended June 30, 2004
Earnings from continuing operations per share of Class A common stock:
Basic	$0.22	$0.61
Diluted	$0.22	$0.60
Earnings from continuing operations per share of Class B common stock:
Basic	$0.18	$0.50
Diluted	$0.18	$0.50
Cash dividends per share of Class A common stock	$0.06	$0.10
Book value per share of Class A common stock	$5.62	$5.51

Fox Equivalent Pro Forma Per Share Data

In the following table we present equivalent pro forma per share data for Fox calculated by multiplying the News Corporation combined pro forma per share data presented above for News Corporation’s Class A common stock by an exchange ratio of 1.90. This exchange ratio represents the number of shares of News Corporation Class A common stock a former Fox stockholder would receive for each share of Fox common stock exchanged in the offer or acquired by News Corporation in the subsequent merger.

	For the three months ended September 30, 2004	For the fiscal year ended June 30, 2004
Earnings from continuing operations per share of common stock:
Basic	$0.42	$1.16
Diluted	$0.42	$1.14
Cash dividends per share of common stock	$—	$—
Book value per share of common stock	$10.68	$10.47

Comparative Per Share Market Data

In the following table we present:

•	the prices per share of News Corporation Class A common stock and Fox Class A common stock as of the close of trading on January 7, 2005, the business day prior to the public announcement of our offer.

•	the equivalent price per share of Fox’s common stock, based on the exchange ratio of 1.90 of shares of News Corporation Class A common stock for each outstanding share of Fox Class A common stock.

	News Corporation Historical	Fox Historical	Fox Equivalent(1)
As of closing on January 7, 2005 Price per share of Class A common stock	$17.65	$31.22	$33.54

(1)	We calculated the Fox equivalent data by multiplying the applicable News Corporation Class A common stock closing price by the exchange ratio in the offer and the subsequent merger of 1.90 shares of News Corporation Class A common stock for each share of Fox Class A common stock.

The market prices of shares of News Corporation Class A common stock and Fox Class A common stock are subject to fluctuation. The actual value of the shares of News Corporation Class A common stock you receive in the offer will likely differ from the values illustrated. You are urged to obtain current market quotations. See “Comparative Per Share Market Price and Dividend Information” beginning on page 25.

News Corporation Dividend Policy

The holders of shares of News Corporation Class A and Class B common stock receive dividends if and when declared by our board of directors out of legally available funds. As adjusted for the Reorganization and converted to U.S. dollars using the relevant currency exchange rate, our board of directors declared dividends of $.09 per share of Class A common stock and $.04 per share of Class B common stock for the fiscal year 2003 and $.10 per share of Class A common stock and $.04 per share of Class B common stock for the fiscal year 2004. However, our board’s future declaration and payment of dividends will depend upon business conditions, operating results and our board of directors’ consideration of other relevant factors, including the terms of our certificate of incorporation. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate in the future. See “Comparative Per Share Market Price and Dividend Information—News Corporation—News Corporation Dividend Policy” on page 28.

In addition, shares of News Corporation Class A common stock carry different rights to dividends than shares of News Corporation Class B common stock through fiscal year 2007. With respect to fiscal years 2005, 2006 and 2007, if dividends are declared by the News Corporation board on News Corporation Class B common stock, each share of News Corporation Class A common stock confers on the holder the right to receive, in the case of cash dividends, non-cumulative cash dividends equal to the greater of: (1) the amount which has been declared by the News Corporation board on the share of News Corporation Class A common stock with respect to such fiscal year (but not to exceed $0.10 per share with respect to that fiscal year); and (2) an amount equal to 120% of the aggregate of all cash dividends declared with respect to such fiscal year on a share of News Corporation Class B common stock. In the case of dividends payable in securities or property, with respect to fiscal years 2005, 2006 and 2007, holders of News Corporation Class A common stock are entitled to receive securities or property with a value equal to 120% of the aggregate value of all such dividends declared on a share of News Corporation Class B common stock with respect to such fiscal year. With respect to fiscal year 2008 and thereafter, each share of News Corporation Class A common stock confers on the holder a right to receive an amount equal to the dividends declared on the News Corporation Class B common stock in respect of such fiscal year, whether payable in cash, securities or property. See “Comparison of Rights of Holders of Fox Class A Common Stock and Holders of News Corporation Class A Common Stock” beginning on page 55.

RISK FACTORS

In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents which we incorporate by reference into this prospectus. You should also carefully consider the following factors:

Risks Related to the Offer and the Subsequent Merger

The number of shares of News Corporation Class A common stock that you will receive in the offer and the subsequent merger will be based upon a fixed exchange ratio. The value of the shares of News Corporation Class A common stock at the time you receive them could be less than at the time you tender your shares of Fox Class A common stock.

In the offer and the subsequent merger each share of Fox Class A common stock will be exchanged for 1.90 shares of News Corporation Class A common stock. This is a fixed exchange ratio. Our offer does not provide for an adjustment of the exchange ratio as a result of any change in the market price of News Corporation Class A common stock between the date of the commencement of this offer and the date you receive shares of News Corporation Class A common stock in exchange for shares of Fox Class A common stock. The market price of the News Corporation Class A common stock will likely be different on the date you receive shares of News Corporation Class A common stock than on the date on which our offer was announced because of changes in the business, operations or prospects of News Corporation, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for News Corporation Class A common stock and Fox Class A common stock. See “Comparative Per Share Market Price and Dividend Information” beginning on page 55.

We have not negotiated with or sought approval of the price or terms of the offer or the subsequent merger from Fox’s board.

In evaluating this offer, you should be aware that we have not negotiated the price or terms of this offer or the subsequent merger with Fox, its board of directors or any special committee of its board. We have also not requested that Fox, its board of directors or any special committee of its board approve this offer or the subsequent merger. Fox was required, however, under the rules of the SEC, to either make a recommendation, or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date this offer was first published, sent or given to holders of Fox Class A common stock. On January 24, 2005, Fox filed a Schedule 14D-9 with the SEC, stating that the special committee of the Fox board of directors described below had determined that it was unable to take a position with respect to the offer as of such date and had concluded that it was in the best interest of Fox and Fox stockholders (other than News Corporation) for Fox stockholders to not tender their shares of Fox Class A common stock in the offer at the current time and instead defer making a determination whether to accept or reject the offer until the special committee has advised them of the special committee’s position or recommendation, if any, with respect to the offer.

The board of directors and executive officers of Fox have potential conflicts of interests with respect to the offer.

You should be aware that there exist conflicts of interest among members of the Fox board. Not only does News Corporation own approximately 82.1% of Fox’s equity and 97.0% of Fox’s voting power, but five of seven members of the Fox board are directors and either employees or executive officers of News Corporation. The executive officers of Fox are all executive officers of News Corporation and receive no compensation from Fox for their services as executive officers of Fox. In addition, Peter J. Powers, one of the non-executive directors of Fox, also serves as a non-executive director of NDS Group plc, another majority-owned subsidiary of News Corporation, and as a member of the special committee of Fox’s board of directors. For information on the interests Fox’s board members and executive officers have in shares of Fox Class A common stock, see “Interests of News Corporation, Fox Acquisition Corp and the Directors, Executive Officers and Affiliates of News Corporation and Fox in Shares of Fox Class A Common Stock” on Annex B of this prospectus.

Risks Related to News Corporation

Our business activities are subject to hazards and risks. The following is a summary of the material risks relating to our business activities, many of which, however, are also currently applicable to your investment in Fox. Before tendering your shares of Fox Class A common stock in the offer, you should carefully consider the material risks described below, as well as the other information contained in this prospectus and the documents incorporated by reference in this prospectus under the caption “Where You Can Find More Information.” If any of the events described below occur, our business, financial condition and/or results of operations could be materially harmed, and you could lose part or all of your investment.

A decline in advertising expenditures could cause our revenues and operating results to decline significantly in any given period or in specific markets.

We derive substantial revenues from the sale of advertising on our television stations, broadcast and cable networks and direct-to-home television services and in our newspapers and inserts. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause our revenues and operating results to decline significantly in any given period or in specific markets. Rating points for our television stations and broadcast and cable networks are also factors that are weighed when deciding on the advertising rates and the renegotiation of affiliate rates that we receive. Poor ratings can lead to a reduction in pricing and advertising spending.

Acceptance of our film and television programming by the public is difficult to predict, which could lead to fluctuations in revenues.

Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home entertainment and premium pay television, with respect to feature films, and syndication, with respect to television series.

The loss of carriage agreements could cause our revenue and operating results to decline significantly in any given period or in specific markets.

We are dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to us. The loss of a significant number of these affiliation arrangements could reduce the distribution of the Fox Broadcasting Company thereby adversely affecting our ability to sell national advertising time. Similarly, our cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and direct broadcast satellite households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our cable networks, which may also adversely affect such networks’ revenues from subscriber fees and ability to sell national and local advertising time.

The inability to renew sports programming rights could cause our advertising revenue to decline significantly in any given period or in specific markets.

The sports rights contracts between us, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, we may seek renewals on commercial terms. However, third parties may outbid the current rights holders for such rights contracts. In addition, professional sports leagues or teams may create their own network, or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by us and our affiliates and could adversely affect our advertising and affiliate revenues. Conversely, if we are able to renew these contracts, our results could be affected if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees.

Changes in U.S. or foreign communications laws and other regulations may have an adverse effect on our business.

In general, the television broadcasting and multichannel video programming and distribution industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the Federal Communications Commission, or the FCC. The FCC generally regulates, among other things, the ownership of media (including ownership by non-U.S. citizens), broadcast and multichannel video programming and technical operations of broadcast and satellite licensees. Further, the United States Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operations and ownership of our U.S. media properties. Similarly, changes in regulations imposed by governments in other jurisdictions in which we, or entities in which we have an interest, operate could adversely affect our business and results of operations.

Provisions in News Corporation’s corporate documents, Delaware law and the ownership of News Corporation Class B Common Stock by certain principal stockholders could delay or prevent a change of control of News Corporation, even if that change would be beneficial to its stockholders.

The existence of some provisions in News Corporation’s corporate documents could delay or prevent a change of control of News Corporation, even if that change would be beneficial to our stockholders. News Corporation’s Amended and Restated Certificate of Incorporation and Bylaws, contain provisions that may make acquiring control of News Corporation difficult, including:

•	provisions relating to the classification, nomination and removal of directors;

•	a provision prohibiting stockholder action by written consent;

•	provisions regulating the ability of our stockholders to bring matters for action before annual and special meetings of our stockholders; and

•	the authorization given to our board of directors to issue and set the terms of preferred stock.

In addition, News Corporation has also adopted a stockholder rights plan, which would cause extreme dilution to any person or group that attempts to acquire a significant interest in News Corporation without advance approval of our board of directors. Further, as a result of Mr. K. Rupert Murdoch’s ability to appoint certain members of the boards of directors of the two corporate trustees of AE Harris Trust, which beneficially owns 3.1% of News Corporation Class A common stock and 28.5% of News Corporation Class B common stock, Mr. K. Rupert Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by AE Harris Trust. Mr. K. Rupert Murdoch, however, disclaims any beneficial ownership of such shares. Also, Mr. K. Rupert Murdoch beneficially owns an additional 0.8% of News Corporation Class A common stock and 1.0% of News Corporation Class B common stock. Thus, Mr. K. Rupert Murdoch may be deemed to beneficially own in the aggregate 29.5% of News Corporation Class B common stock and 3.9% of News Corporation Class A common stock.

FORWARD-LOOKING INFORMATION

Some of the statements contained or incorporated by reference in this prospectus discuss plans and strategies for the businesses of News Corporation and Fox or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that News Corporation or Fox intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These statements are based on assumptions and assessments made by the respective managements of News Corporation and Fox in light of their experience and perception of historical trends, current conditions, expected future developments and other factors that they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, some of which have not yet been identified. Any such forward-looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements as the result of various important factors, certain of which but not all of which are discussed in the documents incorporated by reference in this prospectus.

The factors described in the documents incorporated by reference and in the “Risk Factors” section of this prospectus are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus and the documents incorporated by reference. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. Accordingly, actual results may differ from those expressed in, or implied by, our forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Notwithstanding any statement in this prospectus or in any press release News Corporation has filed herewith or incorporated herein by reference, we acknowledge that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER

The following discussion presents background information concerning the offer and subsequent merger and describes our reasons for undertaking the transaction at the present time. Please see “Additional Factors for Consideration by Fox Stockholders” beginning on page 25 for further information relating to the transaction.

Background of News Corporation’s Investment in Fox

Fox was incorporated in Delaware in 1985 as Twentieth Holdings Corporation. Mr. K. Rupert Murdoch acquired 76% of the voting power of Twentieth Holdings Corporation in accordance with a 1985 FCC order granting approval for Fox’s acquisition of U.S. television stations. In connection with a reorganization in 1998, Twentieth Holdings Corporation changed its name to Fox Entertainment Group, Inc. and we contributed certain assets to Fox. Following the reorganization, Fox completed a recapitalization and an initial public offering of 124,800,000 shares of Fox Class A common stock. In connection with these transactions, News Corporation retained an equity interest consisting of 547,500,000 shares of Fox Class B common stock, representing approximately 97.8% of the voting power of Fox at that time.

At the time of Fox’s initial public offering, News Corporation operated through a predecessor entity which was a South Australia corporation. News Corporation believed at that time that certain U.S. investors would highly value the opportunity to invest in News Corporation’s business through holding equity in a U.S. domiciled corporation because of their investment policies and other considerations. The proceeds of the initial public offering of Fox, a U.S. domiciled subsidiary, were used to retire certain inter-corporate indebtedness of Fox to News Corporation. Thus, the initial public offering both provided capital to News Corporation and established a secondary trading market in Fox common stock.

In November 2002, Fox conducted a public offering of 50 million shares of Fox Class A common stock, realizing net proceeds of approximately $1.2 billion in connection therewith. Fox used the net proceeds to reduce obligations due to affiliates of News Corporation. Upon consummation of the offering, News Corporation’s voting interest in Fox decreased from 97.8% to 97.0%. Subsequent to the initial public offering of Fox Class A common stock, News Corporation has acquired additional shares of Fox Class A common stock in connection with certain transactions between News Corporation and Fox. Please see “Relationships with Fox” beginning on page 49 for further information relating to these transactions.

News Corporation’s Reorganization

On November 12, 2004, the Reorganization was consummated, whereby News Corporation became the parent company of News Holdings Limited (formerly known as The News Corporation Limited, or TNCL), News Corporation’s predecessor entity. The Reorganization was consummated pursuant to schemes of arrangements under Australian law in which all ordinary and preferred shares of TNCL were cancelled and holders received in exchange shares of News Corporation Class B and Class A common stock, respectively, on a one for two basis, with each class being traded on the New York Stock Exchange. Thus, as a result of the Reorganization, the ultimate parent corporation in the News Corporation group is now a U.S. domiciled corporation.

In connection with the Reorganization, News Corporation decided to undertake certain internal restructuring transactions which will be effected by News Corporation prior to the completion of the offer. News Corporation has determined to seek a private letter ruling from the Internal Revenue Service, the effect of which will be that the internal restructuring transactions will not result in liability of News Corporation or any of its affiliates under an indemnity agreement with a third party. The receipt of the letter ruling and the completion of the internal restructuring transactions are conditions to the completion of the offer.

Background of the Offer

Since Fox’s initial public offering in 1998, News Corporation’s management and directors have been aware that the public status of both News Corporation and Fox has been a source of increased administrative costs due to overhead and reporting and compliance costs. However, during the period prior to the Reorganization, News Corporation’s management and directors believed that the substantial capital markets benefits of Fox’s status as a U.S. domiciled corporation more than offset such additional costs.

Following the announcement of the Reorganization, News Corporation’s management received questions from the investment community regarding whether or not News Corporation planned to purchase the remaining Fox shares that it did not already own, thereby eliminating the duplicative costs associated with Fox’s status as a public corporation. At such time, News Corporation’s management was principally focused on other strategic considerations and News Corporation did not actively consider such a purchase.

In early December 2004, however, certain members of News Corporation’s management began to discuss the possibility of purchasing the shares of Fox Class A common stock not owned by News Corporation. Over the next several weeks members of News Corporation’s management undertook an analysis of the feasibility of such a transaction, consulted with outside counsel and engaged financial advisors in connection with any potential transaction.

During the course of its consultations with News Corporation’s advisors, News Corporation’s management determined that an exchange offer was the best method for acquiring the shares of Fox Class A common stock not held by News Corporation. News Corporation’s management wanted to pursue the most efficient course for combining Fox and News Corporation and believed that offering to buy shares of Fox Class A common stock directly from the other Fox stockholders would result in an expedited and fair process. In particular, News Corporation believes that certain provisions of the exchange offer, including, among other things, the non-waivable condition that a majority of the shares not held by News Corporation or Fox Acquisition Corp, or their respective affiliates, directors and executive officers, or the directors and executive officers of Fox be tendered in the offer and the commitment to effect a short form merger following the offer at an identical exchange ratio, constitute indicia of fairness. In choosing to recommend the exchange offer structure to its board, along with the implementation of the procedural devices described above, News Corporation’s management sought to choose a path consistent with recent precedents for transactions involving the acquisition of the minority interests of publicly traded companies by their principal stockholders. In contrast to an exchange offer transaction, News Corporation’s management believed that a merger transaction would require an unnecessarily long lead time to negotiate and consummate. News Corporation’s management also noted that if News Corporation were to acquire all outstanding shares of Fox Class A common stock by means of an exchange offer, the Fox stockholders would likely receive the consideration in payment for their shares sooner than if News Corporation had pursued a negotiated merger transaction.

On Thursday, January 6, 2005, our board of directors met to consider the advisability of the offer and the subsequent merger. At this meeting, the board engaged in a discussion, with members of News Corporation’s management and News Corporation’s outside counsel and financial advisors participating, of the proposed offer and the subsequent merger. Following this discussion, our board of directors determined that it would be beneficial to meet again on January 9, 2005, to consider the proposed offer and subsequent merger further.

On Sunday, January 9, 2005, our board of directors met again, with members of News Corporation’s management and News Corporation’s outside counsel and financial advisors present, and after further discussion, our board of directors determined unanimously to approve the offer and the subsequent merger.

On Monday, January 10, 2005, K. Rupert Murdoch, our Chairman and Chief Executive Officer delivered a letter to the independent members of the Fox board, Messrs. Peter J. Powers and Christos M. Cotsakos, summarizing the offer. Also on Monday, January 10, 2005, we issued a press release to the public disclosing the offer and its material terms. The following is the text of Mr. Murdoch’s letter to the Fox board:

January 10, 2005

Board of Directors

Fox Entertainment Group, Inc.

1211 Avenue of the Americas

New York, NY 10036

Gentlemen:

News Corporation hereby proposes to acquire all of the outstanding shares of Fox Entertainment Group, Inc. (“Fox”) Class A common stock (NYSE: FOX) that are not owned by News Corporation by exchanging 1.9 shares of News Corporation’s Class A common stock (NYSE: NWS.A) for each outstanding share of Fox Class A common stock. Based on the closing price of News Corporation Class A common stock on January 7, 2005, the proposal will provide a premium of approximately 7.4% to the closing price of Fox Class A common stock on such date, and a premium of approximately 16.9% to the average trading price of Fox Class A common stock for the preceding six months and a premium of approximately 18% to the average trading price of Fox Class A common stock for the preceding twelve months.

News Corporation believes that the holders of Fox Class A common stock will find the proposal beneficial to them due to the substantial premium to the recent trading range of Fox Class A common stock, the attractiveness of News Corporation Class A common stock and the opportunity for greater liquidity. In addition, since Fox will continue to represent a significant part of News Corporation’s business, News Corporation believes that Fox stockholders, through their ownership of News Corporation Class A common stock, will continue to benefit from the growth of Fox, as well as the other attractive businesses owned and operated by News Corporation.

News Corporation currently intends to structure the acquisition as an exchange offer made directly to the holders of Fox Class A Common Stock. Under federal securities law the Fox board will be required to consider the offer and communicate with the holders of Fox Class A common stock concerning its views on the offer. News Corporation expects that the Fox board will form a special committee of Fox directors that are not directors or executive officers of News Corporation to consider News Corporation’s proposal and make a recommendation to the Fox stockholders regarding the proposal. The directors and executive officers of News Corporation who sit on the Fox board will support that delegation of authority to the special committee. News Corporation also will encourage the special committee to retain its own legal and financial advisors to assist in its review. News Corporation intends to file its offering materials with the Securities and Exchange Commission and commence its offer later today.

While Delaware law does not require that News Corporation negotiate with the Fox board or reach any agreement with the Fox board concerning the offer, News Corporation would, nonetheless, be happy to meet with the special committee to answer any questions it may have. News Corporation’s proposal, however, is not conditioned upon the special committee recommending or approving the offer.

News Corporation’s exchange offer will be irrevocably conditioned upon, among other things, the tender of a majority of the shares of Fox Class A common stock not owned by News Corporation. In addition, assuming the offer is completed, News Corporation will own at least 90% of the outstanding shares of Fox Class A common stock and Fox Class B common stock following the offer and will complete promptly a short form merger at the same per share consideration as is provided for in the offer. News Corporation believes that both the exchange offer and the merger will be tax-free to Fox stockholders.

News Corporation’s entire team, including its legal and financial advisors will be available to answer any questions which the special committee or its legal and financial advisors may have regarding the offer.

In considering the offer, you should be aware that News Corporation is interested only in acquiring the publicly held shares of Fox Class A common stock, and is not interested in selling any of its shares of Fox.

Please also be aware that News Corporation will be issuing a press release announcing its proposal.

Sincerely,

/s/ K. RUPERT MURDOCH
K. Rupert Murdoch Chairman and Chief Executive Officer News Corporation

Later on January 10, 2005, the Fox board of directors met to discuss News Corporation’s letter and the proposed offer and subsequent merger. At this meeting, the Fox board of directors determined that it was advisable and in the best interests of the Fox stockholders other than News Corporation to form a special committee of Fox directors that are not directors or executive officers of News Corporation, consisting of directors Peter J. Powers and Christos M. Cotsakos, to consider News Corporation’s proposal and make a recommendation to the Fox stockholders regarding the proposal. During the week of January 10, 2005, the Fox special committee retained its own legal advisors, and during the week of January 17, 2005, the Fox special committee retained its own financial advisors.

News Corporation’s Reasons for the Offer and the Subsequent Merger

At its meeting on January 9, 2005, our board of directors unanimously approved the offer and the subsequent merger. In reaching its conclusion, our board of directors considered, among others, the following factors:

•	The completion of the offer and the merger would enable Fox and us to create a simpler, unified capital structure in which equity investors would participate in the equity of News Corporation and Fox only at the News Corporation level. Our board also believed that unifying public stockholdings at a single level could lead to greater liquidity for investors, particularly for the former holders of Fox Class A common stock, due to the larger combined public float.

•	The unified capital structure that would result from the offer and the merger would facilitate the investment and transfer of funds between us and Fox and its subsidiaries, thereby facilitating more efficient uses of our consolidated financial resources.

•	The belief that News Corporation will be better positioned than Fox on a stand-alone basis to develop and exploit Fox’s assets, including through acquisitions and dispositions.

•	The elimination of public stockholders at the Fox level would create opportunities for cost reductions through the reduction of overhead and reporting and compliance costs.

•	The conflicts that exist with respect to the offer and the subsequent merger.

•	The opportunity to eliminate, by converting the public’s ownership of Fox Class A common stock into ownership of News Corporation Class A common stock through the offer and the merger, the potential for conflicts of interest between News Corporation, on the one hand, and Fox and its public stockholders, on the other, including with respect to the disposition or use of Fox’s assets for the benefit of News Corporation and its stockholders.

•	The exchange ratio, and the premium to the pre-announcement market price of Fox Class A common stock reflected therein.

•	The ability of Fox’s stockholders, through ownership of News Corporation Class A common stock, to participate in the growth of Fox’s business and News Corporation’s other businesses.

•	Fox’s financial and operating results.

•	News Corporation’s belief that the offer and subsequent merger will be tax-free to Fox’s stockholders.

•	The terms and conditions of the offer.

•	The level of dilution that News Corporation’s current stockholders would experience in connection with the offer and the subsequent merger.

•	The factors described below under “Additional Factors For Consideration by Fox Stockholders.”

In addition, our board of directors consulted with its financial advisors regarding the financial aspects of the offer.

ADDITIONAL FACTORS FOR CONSIDERATION BY

FOX STOCKHOLDERS

In deciding whether or not to tender your shares of Fox Class A common stock, you should consider the factors set forth under “Risk Factors” beginning on page 16 and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Fox stockholder, you should also consider the following matters:

•	As a stockholder of News Corporation, that your interest in the performance and prospects of Fox will be only indirect and in proportion to your share ownership in News Corporation. You therefore may not realize the same financial benefits of any future appreciation in the value of Fox that you may realize if you were to remain a Fox stockholder, although as a stockholder of News Corporation you will continue to have a significant indirect interest in Fox’s assets, as evidenced by the fact that, on a financial statement basis, Fox’s assets, revenues and net income constituted approximately 60%, 60% and 90% of News Corporation’s total assets, revenues and net income, respectively, for the fiscal year ended June 30, 2004, and approximately 60%, 60% and 50% of such metrics for the three months ended September 30, 2004.

•	An investment in a company of Fox’s size may be associated with greater risk and a greater potential for gain than an investment in a larger company like News Corporation.

•	The fact that, although News Corporation currently owns approximately 82.1% of Fox’s equity and 97.0% of Fox’s voting power, which equity holdings constitute a significant portion of News Corporation’s total assets, News Corporation also owns and operates other businesses.

•	As this offer has been made directly to Fox stockholders by means of an offer, News Corporation controls the conditions, timing and price of the offer, and has reserved the right to unilaterally modify any of the terms of the offer.

•	The exchange ratio reflects a value per share of Fox Class A common stock of approximately $33.54 per share of Fox Class A common stock, based on the closing price of News Corporation Class A common stock on January 7, 2005, the last trading day prior to our public announcement of this transaction. This value is above the initial public offering price of $22.50 of Fox Class A common stock on November 11, 1998 and above the highest closing price for shares of Fox Class A common stock during the 52-week period prior to the date of the offer of $32.17, but below the highest trading price at which shares of Fox Class A common stock have traded prior to the date of the offer, of $34.75, which was reached on July 11, 2000.

•

As a result of your exchange of shares of Fox Class A common stock for shares of News Corporation Class A common stock, you will become entitled to receive dividends from News Corporation, which currently amount to $0.10 per share of News Corporation Class A common stock per annum. See “Comparative Per Share Market Price and Dividend Information—News Corporation—News Corporation Dividend Policy” on page 28. In addition, shares of News Corporation Class A common stock carry different rights to dividends than shares of News Corporation Class B common stock through fiscal year 2007. With respect to fiscal years 2005, 2006 and 2007, if dividends are declared by the News Corporation board on News Corporation Class B common stock, each share of News Corporation Class A common stock confers on the holder the right to receive, in the case of cash dividends, non-cumulative cash dividends equal to the greater of: (1) the amount which has been declared by the News Corporation board on the share of News Corporation Class A common stock with respect to such fiscal year (but not to exceed $0.10 per share with respect to that fiscal year); and (2) an amount equal to 120% of the aggregate of all cash dividends declared with respect to such fiscal year on a share of News Corporation Class B common stock. In the case of dividends payable in securities or property, with respect to fiscal years 2005, 2006 and 2007, holders of News Corporation Class A common stock are entitled to receive securities or property with a value equal to 120% of the aggregate value of all such dividends declared on a share of News Corporation Class B common stock with respect to such fiscal year. With respect to fiscal year 2008 and thereafter, each share of News Corporation Class A common stock confers on the holder a right to receive an amount equal to the dividends declared on the News Corporation Class B common stock in respect of such fiscal year, whether payable in cash, securities or property. See “Comparison of Rights of Holders of Fox Class A Common Stock and Holders of News Corporation Class A Common Stock” beginning on page 55. Fox does not currently pay a dividend with respect to its shares of Class A common stock and has stated that it is its present intention to retain all future earnings for the expansion of its business.

Information in Fox’s Schedule 14D-9

Fox was required by the federal securities laws to provide stockholders with a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days from the date this offer was first published, sent or given to holders of Fox Class A common stock. On January 24, 2005, Fox filed a Schedule 14D-9 with the SEC, stating that the Fox special committee had determined that it was unable to take a position with respect to the offer as of such date and had concluded that it was in the best interest of Fox and Fox stockholders (other than News Corporation) for Fox stockholders to not tender their shares of Fox Class A common stock in the offer at the current time and instead defer making a determination whether to accept or reject the offer until the special committee has advised them of the special committee’s position or recommendation, if any, with respect to the offer. Fox’s Schedule 14D-9, and any amendments thereto, contain important information that Fox believes is necessary for stockholders to make a decision with respect to the exchange offer. We urge all Fox stockholders to carefully review these documents.

FINANCIAL BUDGET INFORMATION

Set forth below is information from the fiscal year 2005 operating budget for Fox, or the Fox 2005 budget, which was available to News Corporation prior to the public announcement of the offer as a result of News Corporation’s position as Fox’s controlling stockholder.

Estimates for Fox’s fiscal year 2005 in the Fox 2005 budget, which was prepared in June 2004, for (1) revenues, (2) operating income before depreciation and amortization, or OBDA, (3) operating income and (4) net income were approximately $13.82 billion, before amortization of cable distribution investments or $13.71 billion, after amortization of cable distribution investments, $2.80 billion, $2.53 billion and $1.47 billion, respectively. The Fox 2005 budget does not reflect the proposed offer or the subsequent merger.

Other than the guidance set forth below, Fox does not as a matter of course make public any forecasts or projections as to future performance, earnings or other financial metrics, and the information from the Fox 2005 budget set forth above is included in this prospectus only because this information was available to News Corporation prior to the public announcement of the offer in connection with its existing stockholdings in Fox. To News Corporation’s knowledge, the Fox 2005 budget was not prepared with a view to public disclosure or compliance with the rules and regulations of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. It is News Corporation’s belief that the Fox 2005 budget does not purport to present operations or financial condition in accordance with GAAP. Fox’s independent registered public accounting firm has not reviewed, examined, compiled or otherwise applied procedures to the Fox 2005 budget and, accordingly, does not express an opinion or any other form of assurance with respect to the Fox 2005 budget. It is News Corporation’s belief that, while the Fox 2005 budget reflected the best estimates of Fox’s management at the time it was prepared, it also reflects numerous assumptions made by management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are subject to inherent uncertainties and are difficult to predict, many of which are beyond Fox’s control. Accordingly, there can be no assurance that the assumptions made in preparing the Fox 2005 budget will prove accurate. It is expected that there may be differences between actual and budgeted results, and actual results may be materially greater or less than those contained in the budget. In particular, News Corporation currently believes that the estimate for Fox’s fiscal year 2005 net income in the Fox 2005 budget is higher than what Fox’s actual net income for that period is likely to be, principally reflecting differences from the budget for Fox’s share of net income from its equity affiliates. However, with respect to the estimate for Fox’s fiscal year 2005 OBDA, Fox publicly gave guidance on November 3, 2004 that it expected OBDA to increase, on a percentage basis, in the high single digits above 2004 levels.

The inclusion of the financial budget information contained herein should not be regarded as an indication that any of News Corporation or Fox or their respective affiliates or representatives considered or consider this information to be a reliable prediction of future events, and this information should not be relied upon as such. Neither News Corporation nor Fox undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, past, current or future events or circumstances or otherwise.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

News Corporation

News Corporation’s Class A common stock is listed on the New York Stock Exchange (or NYSE) under the symbol “NWS.A.” News Corporation Class A shares began trading on the NYSE on November 3, 2004. Prior to that date, News Corporation Ordinary Shares and News Corporation Preferred Shares were listed on the Australia Stock Exchange, the London Stock Exchange and the New Zealand Stock Exchange and News Corporation American Depositary Receipts (“ADRs”), each representing four News Corporation Ordinary Shares, were listed on the NYSE. The following table sets forth in U.S. dollars the reported high and low closing sales prices on the NYSE for the periods listed of News Corporation Preferred ADRs as adjusted for the consummation of the Reorganization and reflected as News Corporation Class A Common Stock. For the periods after November 3, 2004, the table sets forth the high and low closing sales prices per share of News Corporation’s Class A common stock.

	News Corporation Class A Common Stock
	High	Low
Fiscal Year Ended June 30, 2003:
First Quarter	$10.13	$7.66
Second Quarter	11.98	8.00
Third Quarter	12.30	9.48
Fourth Quarter	13.32	10.50
Fiscal Year Ended June 30, 2004:
First Quarter	14.92	12.53
Second Quarter	15.51	13.80
Third Quarter	17.05	15.08
Fourth Quarter	18.05	16.12
Fiscal Year Ending June 30, 2005:
First Quarter	16.51	14.50
Second Quarter	18.65	15.14
Third Quarter (through January 24, 2005)	18.73	16.64

The closing sale price for the shares of News Corporation’s Class A common stock on January 7, 2005, the last full trading date prior to News Corporation’s announcement of its offer, was $17.65. You are urged to obtain current market quotations.

As of January 6, 2005, there were approximately 1,892,539,321 shares of News Corporation Class A common stock outstanding and approximately 55,234 holders of record of News Corporation Class A common stock.

News Corporation Dividend Policy. The holders of shares of News Corporation common stock receive dividends if and when declared by our board of directors out of legally available funds. As adjusted for the consummation of the Reorganization and converted to U.S. dollars using the relevant currency exchange rate, the board of directors declared dividends of $.09 per share of Class A common stock and $.04 per share of Class B common stock for the fiscal year 2003. As adjusted for the consummation of the Reorganization and converted to U.S. dollars using the relevant currency exchange rate, the News Corporation board of directors declared dividends of $.10 per share of Class A common stock and $.04 per share of Class B common stock for the fiscal year 2004.

Shares of News Corporation Class A common stock carry different rights to dividends than shares of News Corporation Class B common stock through fiscal year 2007. With respect to fiscal years 2005, 2006 and 2007, if dividends are declared by the News Corporation board on News Corporation Class B common stock, each share of News Corporation Class A common stock confers on the holder the right to receive, in the case of cash dividends, non-cumulative cash dividends equal to the greater of: (1) the amount which has been declared by the News Corporation board on the share of News Corporation Class A common stock with respect to such fiscal year (but not to exceed $0.10 per share with respect to that fiscal year); and (2) an amount equal to 120% of the aggregate of all cash dividends declared with respect to such fiscal year on a share of News Corporation Class B common stock. In the case of dividends payable in securities or property, with respect to fiscal years 2005, 2006 and 2007, holders of News Corporation Class A common stock are entitled to receive securities or property with a value equal to 120% of the aggregate value of all such dividends declared on a share of News Corporation Class B common stock with respect to such fiscal year. With respect to fiscal year 2008 and thereafter, each share of News Corporation Class A common stock confers on the holder a right to receive an amount equal to the dividends declared on the News Corporation Class B common stock in respect of such fiscal year, whether payable in cash, securities or property. See “Comparison of Rights of Holders of Fox Class A Common Stock and Holders of News Corporation Class A Common Stock” beginning on page 51.

No assurance can be given that News Corporation will continue to pay dividends on its common stock at the current annual rate in the future.

Fox

Fox’s common stock is listed on the NYSE under the symbol “FOX”. The following table sets forth the high and low closing sales prices per share of Fox’s Class A common stock.

	Fox Class A Common Stock
	High	Low
Fiscal Year Ending June 30, 2003:
First Quarter	$24.04	$17.10
Second Quarter	27.90	20.79
Third Quarter	29.12	24.66
Fourth Quarter	29.82	22.60
Fiscal Year Ending June 30, 2004:
First Quarter	32.98	27.65
Second Quarter	31.07	27.08
Third Quarter	32.17	26.54
Fourth Quarter	29.59	25.60
Fiscal Year Ending June 30, 2005:
First Quarter	29.02	25.25
Second Quarter	32.02	27.74
Third Quarter (through January 24, 2005)	34.28	30.96

The closing sale price for the shares of Fox’s Class A common stock on January 7, 2005, the last full trading date prior to News Corporation’s announcement of the offer, was $31.22. You are urged to obtain current market quotations.

As of January 10, 2005, there were 426,959,080 shares of Fox Class A common stock outstanding. Based on information available to us from Fox, there were 881 holders of record of Fox Class A common stock as of December 16, 2004.

Fox Dividend Policy. Fox has never declared or paid cash dividends on its Class A Common Stock. Fox’s public filings with the SEC state that it is Fox’s present intention to retain earnings to finance the expansion of its business.

THE OFFER

Purpose of the Offer

We are proposing to acquire all of the outstanding shares of Fox’s Class A common stock. We currently own approximately 252,159,080 shares of Fox Class A common stock, representing approximately 59.1% of all outstanding shares of Fox Class A common stock, and 547,500,000 shares of Fox Class B common stock, representing 100% of all outstanding shares of Fox Class B common stock. Our ownership represents in the aggregate approximately 82.1% of the equity of Fox and 97.0% of the voting power of Fox. We are making the offer for the purpose of acquiring all of the remaining outstanding shares of Fox Class A common stock.

Exchange of Shares in the Offer; The Subsequent Merger

We are offering to exchange 1.90 shares of News Corporation Class A common stock for each outstanding share of Fox’s Class A common stock, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Fox in the offer unless Fox stockholders (other than News Corporation, Fox Acquisition Corp and their respective affiliates, directors and executive officers, and the directors and executive officers of Fox) shall have validly tendered and not withdrawn before the offer expires shares of Fox Class A common stock which constitute at least a majority of the outstanding shares of Fox Class A common stock not beneficially owned, as of the close of business on the date immediately prior to the expiration of the offer, by News Corporation or Fox Acquisition Corp, or their respective affiliates, directors and executive officers, or the directors and executive officers of Fox. We will not waive this minimum condition. As of January 10, 2005, there were 426,959,080 shares of Fox Class A common stock outstanding. Accordingly, for us to acquire any shares of Fox Class A common stock, stockholders of Fox must, based on this information as to Fox’s outstanding shares, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 87,400,001 shares of Fox Class A common stock. There are also other conditions to the offer that are described under “The Offer—Conditions of the Offer” beginning on page 40.

If we complete the offer, we will then effect a “short form” merger of Fox with and into Fox Acquisition Corp. We will effect the short form merger as soon as practicable after completion of the offer, unless we are prevented from doing so by a court or other legal requirement. We will be able to effect the short form merger because, as described in more detail below, following our acquisition of shares in the offer and, if necessary, our conversion of some or all of our Fox Class B common stock into Fox Class A common stock, we will own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock, which are the required ownership levels under Delaware law for the consummation of a short form merger. Under Delaware law, this short form merger would be effected without the approval of Fox’s board of directors or any remaining holders of Fox’s Class A common stock. Each share of Fox Class A common stock that we do not own or acquire in this offer would be converted in the subsequent merger into 1.90 shares of News Corporation Class A common stock, other than the shares of Fox Class A common stock in respect of which appraisal rights have been properly perfected under Delaware law. See “The Offer—Purpose of the Offer” beginning on page 31 and “The Offer—Appraisal Rights” beginning on page 38. After completion of the merger, Fox will be a direct wholly owned subsidiary of News Corporation.

We are able to commit to effect the subsequent short form merger following the completion of the offer, in part, because of certain conversion rights attaching to our shares of Fox Class B common stock. To consummate the short form merger, Delaware law requires that we own at least 90% of the outstanding shares of Fox Class A common stock and at least 90% of the outstanding shares of Fox Class B common stock at the time of the merger. In order to successfully complete the offer and comply with the minimum tender condition, we must acquire at least 87,400,001 additional shares of Fox Class A common stock. Such minimum number of shares, when added to our current holdings of approximately 252,159,080 shares of Fox Class A common stock, would constitute approximately 80% of the outstanding shares of Fox Class A common stock. However, pursuant to Fox’s certificate of incorporation, we may, at any time, convert some or all of our 547,500,000 shares of Fox Class B common stock on a one-for-one basis into Fox Class A common stock. In the event that we complete the offer and, after giving effect to our acquisition of shares in the offer, we do not own at least 90% of the then outstanding shares of Fox Class A common stock, we will convert such number of our shares of Fox Class B common stock as is necessary to increase our percentage ownership of the then outstanding shares of Fox Class A common stock to at least 90%.

If we are prevented from effecting the short form merger by a court or other legal requirement, shares of Fox’s Class A common stock not tendered into the offer would remain outstanding until we are able to effect a merger of Fox with one of our wholly owned subsidiaries or to otherwise acquire the shares of Fox Class A common stock that are not tendered in the offer. In such a case, we may, or may not, propose a merger transaction. Prior to the consummation of such a merger, if any, the liquidity of and market for those remaining publicly held shares of Fox Class A common stock could be adversely affected. Fox’s Class A common stock is currently listed on the New York Stock Exchange. Depending upon the number of shares of Fox Class A common stock purchased in the offer, Fox’s Class A common stock may no longer meet the requirements for continued listing and may be delisted from the New York Stock Exchange.

In addition, Fox’s registration under the Exchange Act could be terminated upon application of Fox to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of the Fox Class A common stock. The termination of the registration of Fox’s Class A common stock under the Exchange Act would substantially reduce the information required to be furnished by Fox to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings, and the related requirement of an annual report to stockholders, no longer applicable.

Shares of Fox’s Class A common stock are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on shares of Fox’s Class A common stock as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that Fox’s Class A common stock would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations. If registration of Fox’s Class A common stock under the Exchange Act is terminated, Fox’s Class A common stock would no longer be “margin securities.”

Timing of the Offer; Expiration Date

When we refer to the commencement of the offer we mean 12:01 a.m., New York City time, on Monday, January 10, 2005.

When we refer to the expiration or expiration date of the offer we mean 12:00 midnight, New York City time, on Tuesday, February 22, 2005, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration or expiration date of the offer will mean, the latest time and date on which the offer is open. We may provide for a subsequent offering period (as provided for in Rule 14d-11 under the Exchange Act) after the expiration of the offer.

Fees and Commissions

If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Except as otherwise provided in Instruction 6 of the letter of transmittal, Fox Acquisition Corp will pay all stock transfer taxes with respect to the transfer of any shares of Fox Class A common stock pursuant to the offer. If, however, the consideration for any shares of Fox Class A common stock acquired in the offer is to be paid to a person other than the registered holder or holders, the amount of any stock transfer taxes (whether imposed on the registered holder or holders, such other person or otherwise) payable on account of the transfer to such other person must be paid by the person tendering the shares of Fox Class A common stock unless evidence satisfactory to Fox Acquisition Corp of the payment of such taxes, or exemption therefrom, is submitted.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not making any assurances that we will exercise our right to extend our offer. During any extension, all shares of Fox Class A common stock previously tendered and not properly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your shares of Fox Class A common stock as described below under “—Withdrawal Rights” beginning on page 35.

Subject to the SEC’s applicable rules and regulations, we reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of shares of Fox Class A common stock pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any shares of Fox Class A common stock, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect, by giving oral or written notice of delay, termination or amendment to the exchange agent and by making a public announcement.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

We expressly reserve the right to modify, on one or more occasions, the terms and conditions of the offer, except that we will not modify or waive the registration statement effectiveness condition, the listing condition, or the minimum tender condition.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

Subsequent Offering Period

We may provide a subsequent offering period after the completion of the initial offer period in accordance with Rule 14d-11 under the Exchange Act. Following the satisfaction or waiver of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the initial offering period, News Corporation may elect to provide a subsequent offering period of at least three (3) business days, during which time stockholders whose shares of Fox Class A common stock have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. News Corporation is not permitted under the federal securities laws to provide a subsequent offering period of more than twenty (20) business days.

Delivery of News Corporation Class A Common Stock

Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange shares of Fox Class A common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange

News Corporation Class A common stock and cash instead of fractional shares for the tendered shares of Fox’s Class A common stock as soon as practicable afterwards. In all cases, exchange of shares of Fox Class A common stock tendered and accepted for exchange pursuant to the offer will be made only if the holder timely complies with the procedures described in the section entitled “—Procedure For Tendering Shares” below.

For purposes of the offer, we will be deemed to have accepted for exchange shares of Fox Class A common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tender of those shares of Fox Class A common stock pursuant to the offer. The exchange agent will deliver shares of News Corporation Class A common stock in exchange for shares of Fox Class A common stock pursuant to the offer and cash instead of a fraction of a share of News Corporation Class A common stock as soon as practicable after receipt of our notice. The exchange agent will act as agent for tendering Fox stockholders for the purpose of receiving News Corporation Class A common stock and cash to be paid instead of a fraction of a share of News Corporation Class A common stock and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

If we do not accept shares of Fox Class A common stock for exchange pursuant to the offer or if certificates are submitted for more shares of Fox Class A common stock than are tendered into the offer, we will return certificates for these unexchanged shares of Fox Class A common stock without expense to the tendering stockholder. If we do not accept shares of Fox Class A common stock for exchange pursuant to the offer, shares of Fox Class A common stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below under “—Procedure for Tendering Shares,” will be credited to the account maintained with DTC from which those shares were originally transferred, as soon as practicable following expiration or termination of the offer.

Cash Instead of Fractional Shares of News Corporation Class A Common Stock

We will not issue any fraction of a share of News Corporation Class A common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of News Corporation Class A common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of News Corporation Class A common stock to which the holder would otherwise be entitled by (2) the closing price of News Corporation Class A common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.

Procedure for Tendering Shares

For you to validly tender shares of Fox Class A common stock into our offer, you must do one of the following:

•	Deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•	Arrange for a book-entry transfer of your shares to be made to the exchange agent’s account at DTC and receipt by the exchange agent of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

•	Arrange for a book-entry transfer of your shares to the exchange agent’s account at DTC and receipt by the exchange agent of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer.

The preceding deliveries and arrangements must be made before the expiration of the offer. If certificates evidencing your shares of Fox Class A common stock are not currently available to you, you can still participate in the offer by complying with the guaranteed delivery procedures described in the section described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Fox Class A common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

The exchange agent has established an account with respect to the shares of Fox Class A common stock at DTC for purposes of the offer and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Fox Class A common stock by causing DTC to transfer these shares of Fox Class A common stock into the exchange agent’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of shares of Fox Class A common stock through book-entry delivery at DTC to be valid, the exchange agent must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this prospectus by the expiration date of the offer, or an agent’s message as part of the book-entry confirmation.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Fox Class A common stock are tendered either by a registered holder of shares of Fox Class A common stock who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares of Fox Class A common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing shares of Fox Class A common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery

A stockholder who desires to tender shares of Fox Class A common stock pursuant to the offer and whose certificates for shares of Fox Class A common stock are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the exchange agent on or prior to the expiration date, may tender such shares of Fox Class A common stock by following all of the procedures set forth below:

•	such tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, is received by the exchange agent, as provided below, on or prior to the expiration date; and

•	the certificates for all tendered shares of Fox Class A common stock, in proper form for transfer (or a book-entry confirmation with respect to all such shares of Fox Class A common stock), together with a properly completed and duly executed letter of transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal), and any other required documents, are received by the exchange agent by 5:00 p.m., New York City time on the third New York Stock Exchange trading day after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand to the exchange agent or transmitted by facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw any shares of Fox Class A common stock that you have tendered at any time before the time we accept the shares for exchange, except that shares tendered during a subsequent offering period, if any, may not be withdrawn. After the expiration of the offer, tenders are irrevocable. Pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your shares at any time after 60 days from the date of the original offer, which was January 10, 2005, unless we have previously accepted them. We will not accept the shares for exchange before the expiration date of the exchange offer. For a withdrawal to become effective, our exchange agent must receive a written or facsimile transmission notice of withdrawal before the time we accept the shares for exchange.

For your withdrawal to be effective, the exchange agent must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Fox Class A common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Fox Class A common stock. If shares of Fox Class A common stock have been tendered pursuant to the procedures for book-entry tender discussed above under “—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Fox Class A common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Fox Class A common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Fox Class A common stock have been tendered for the account of an eligible institution.

None of News Corporation, Fox Acquisition Corp, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Fox Class A common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Fox Class A common stock by following one of the procedures discussed under “—Procedure for Tendering Shares” beginning on page 33 at any time before the expiration of the offer.

Effect of a Tender of Shares

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Fox Class A common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Fox Class A common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Fox Class A common stock immediately upon our acceptance of those shares of Fox Class A common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Fox Class A common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Fox Class A common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Fox Class A common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of News Corporation, Fox Acquisition Corp, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Fox Class A common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of Fox Class A common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Material U.S. Federal Income Tax Consequences

The following description summarizes the material United States federal income tax consequences for Fox stockholders of the offer and the subsequent merger. Subject to the limitations and qualifications set forth herein, the disclosure in this section, insofar as it summarizes United States federal tax law, represents the opinion of Hogan & Hartson L.L.P., as to the material United States tax consequences of the offer and the subsequent merger. It is based upon the Internal Revenue Code of 1986, as amended (which is referred to as the Code), regulations under the Code, and court and administrative rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this prospectus. No advance ruling from the Internal Revenue Service as to the tax consequences of the offer and the subsequent merger has been or will be requested. This description is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not challenge any of the conclusions described below, or that a court would not agree with any such challenge.

The description applies only to Fox stockholders who are U.S. persons. For purposes of this description, the term “U.S. person” means:

•	an individual who is a U.S. citizen or a U.S. resident alien;

•	a corporation created or organized under the laws of the United States or any State;

•	a trust where (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. tax on its worldwide income from all sources.

This description is not a comprehensive description of all the tax consequences that may be relevant to you. It applies only to Fox stockholders who hold their shares of Fox Class A common stock as a capital asset. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular Fox stockholder in light of the stockholder’s individual circumstances or to Fox stockholders who are subject to special treatment under the United States federal income tax laws, such as:

•	banks, insurance companies and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currencies;

•	Fox stockholders who are not U.S. persons; and

•	Fox stockholders who hold shares of Fox Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction.

This description does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and it does not address any United States federal tax consequences other than federal income tax consequences. It does not address the tax consequences of any transaction other than the offer and the merger. Accordingly, each Fox stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the offer and merger to the stockholder.

The exchange of shares of Fox Class A common stock for News Corporation Class A common stock in the offer and the subsequent merger, assuming that they are consummated as described herein, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Reorganization treatment depends on numerous factors, however, including factors beyond our control. Assuming that the offer and merger qualify as a reorganization, then, in general:

•	Fox stockholders will not recognize any gain or loss on the exchange of shares of Fox Class A common stock for News Corporation Class A common stock in the offer and the subsequent merger, except with respect to cash, if any, they receive instead of fractional shares of News Corporation Class A common stock;

•	the aggregate tax basis to a Fox stockholder of the News Corporation Class A common stock received in exchange for shares of Fox Class A common stock pursuant to the offer or the subsequent merger will equal the Fox stockholder’s aggregate tax basis in the shares of Fox Class A common stock surrendered, decreased by the amount of any tax basis allocable to any fractional share interest in News Corporation Class A common stock for which cash is received;

•	the holding period of a Fox stockholder for the News Corporation Class A common stock received pursuant to the offer or the subsequent merger will include the holding period of the shares of Fox Class A common stock surrendered in exchange; and

•	a Fox stockholder who receives cash instead of a fractional share of News Corporation Class A common stock pursuant to the offer or the subsequent merger will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and the basis of the shares of Fox Class A common stock allocable to the fractional share. The gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations for both individuals and corporations.

A Fox stockholder who receives cash for all its shares of Fox Class A common stock pursuant to the exercise of appraisal rights generally will recognize gain or loss equal to the difference between the tax basis of the shares of Fox Class A common stock surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. A stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the merger closes, irrespective of whether the stockholder actually receives payment for its shares of Fox Class A common stock in that year.

Tax matters are very complicated, and the tax consequences of the offer and the subsequent merger to each Fox stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the offer and the subsequent merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

Appraisal Rights

Under Delaware law, Fox stockholders do not have appraisal rights in connection with the offer. If the offer is successfully completed and we effect the subsequent “short form” merger, holders of Fox Class A common stock who (a) do not tender their shares into the offer and hold common stock at the effective time of such merger and (b) who do not wish to accept the consideration provided for in that merger and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their shares of Fox Class A common stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the subsequent merger, which will be effected as a merger of a wholly owned subsidiary of News Corporation with Fox. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this prospectus as Annex C. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the merger will be waived or terminated.

Notification of Merger’s Effective Time

Within 10 days after the effective time, Fox Acquisition Corp will send notice of the effective time of the merger and the availability of appraisal rights to each holder of record of Fox Class A common stock as of the effective date (other than News Corporation or any of its affiliates).

Electing Appraisal Rights

To exercise appraisal rights, the record holder of Fox’s Class A common stock must, within 20 days after the date Fox Acquisition Corp mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to Fox Acquisition Corp. This demand must reasonably inform F Acquisition Corp of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of Fox Class A common stock.

A demand for appraisal must be delivered to: Corporate Secretary, Fox Acquisition Corp, 1211 Avenue of the Americas, New York, NY 10036.

Only Record Holders May Demand Appraisal Rights

Only a record holder of Fox’s Class A common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If shares of Fox’s Class A common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of Fox’s Class A common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•	A holder of record, such as a broker, who holds Fox’s Class A common stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to Fox’s Class A common stock held for all or less than all of those beneficial owners’ interest. In that case, the written demand should set forth the number of shares of Fox’s Class A common stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of Fox’s Class A common stock standing in the name of the record holder. Fox stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of Fox Class A common stock.

Court Petition Must Be Filed

Within 120 days after the effective time of the merger, Fox Acquisition Corp or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Fox’s Class A common stock. Neither News Corporation nor Fox Acquisition Corp will have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal of rights may make a written request to receive from Fox Acquisition Corp a statement of the total number of shares of Fox’s Class A common stock with respect to which demands for appraisal have been received and the total number of holders of these shares. Fox Acquisition Corp will be required to mail these statements within ten days after it receives a written request.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of Fox Class A common stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of Fox’s stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

The value determined by the court for Fox’s Class A common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of Fox’s Class A common stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends; Tax Consequences

Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time. We describe above under “Material U.S. Federal Income Tax Consequences,” beginning on page 36, the tax consequences to a Fox stockholder who receives cash for his or her shares of Fox Class A common stock pursuant to the exercise of appraisal rights.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of Fox’s Class A common stock will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to Fox Acquisition Corp a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the merger requires Fox Acquisition Corp’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of News Corporation Class A common stock, and cash instead of a fraction of a share of News Corporation Class A common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the merger, regardless of the market price of shares of News Corporation’s common stock at the time of delivery.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Conditions of the Offer

The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, we will not be required to accept for exchange or exchange any shares, may postpone the acceptance for exchange or exchange of tendered shares, and may, in our sole discretion, terminate the offer as to any shares not then exchanged if any of these conditions are not satisfied or, where permissible, waived before or as of the expiration of the offer. If any of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of the offer, we may choose to extend the expiration of the offer or terminate the offer.

Minimum Condition

There must be validly tendered and not withdrawn before the offer expires shares of Fox Class A common stock which constitute at least a majority of the outstanding shares of Fox Class A common stock not beneficially owned, as of the close of business on the date immediately prior to the expiration of the offer, by News Corporation or Fox Acquisition Corp, or their respective affiliates, directors and executive officers, or the directors and executive officers of Fox. We will not waive this minimum tender condition. As of January 10, 2005, there were 426,959,080 shares of Fox Class A common stock outstanding, of which News Corporation owned 252,159,080 shares, representing approximately 59.1% of the shares of Fox Class A common stock outstanding. Accordingly, for us to acquire any shares of Fox Class A common stock, stockholders of Fox must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 87,400,001 shares.

Registration Statement Effectiveness Condition

The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

Listing Condition

The News Corporation Class A common stock issuable in the offer and the subsequent merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Additional Conditions

In addition, we will not be required to accept shares of Fox for exchange or exchange any shares, may postpone the acceptance for exchange or exchange of any shares and may choose to extend the expiration of the offer or to terminate the offer if any of the following occurs and is continuing and in our good faith judgment, regardless of the circumstances, it would be inadvisable for us to proceed with the offer or to accept Fox shares for exchange, or to exchange shares:

•	there shall be threatened, instituted or pending any action, proceeding or application by or before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign,

•	which challenges the acquisition by us of the shares of Fox Class A common stock, seeks to restrain, delay or prohibit the consummation of the offer or the transactions contemplated by the offer or any subsequent merger or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the offer or subsequent merger,

•	which seeks to prohibit or impose limitations on our or News Corporation’s acquisition, ownership or operation of all or any portion of News Corporation’s or Fox’s business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the shares of Fox Class A common stock (including, without limitation, the right to vote the shares purchased by us, on an equal basis with all other shares, on all matters presented to the stockholders of Fox), or seeks to compel us or News Corporation to dispose of or hold separate all or any portion of our or Fox’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the offer or any subsequent merger,

•	which may adversely affect Fox, News Corporation or us, or any of our respective affiliates or subsidiaries (which we refer to as an adverse effect), or result in a diminution in the value of the shares of Fox or News Corporation or the benefits expected to be derived by News Corporation or us as a result of the transactions contemplated by the offer or any subsequent merger (which we refer to as a diminution in value), or

•	which seeks to impose any condition to the offer unacceptable to News Corporation or us; or

•	any statute, including without limitation, any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the offer or any subsequent merger or the transactions contemplated by the offer or subsequent merger that may, directly or indirectly, result in any of the consequences referred to in the 1st through 4th sub-bullets of the initial bullet paragraph under “Additional Conditions”, including any determination or assertion by any governmental authority that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or the HSR Act), is required; or

•	any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has had or may have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of Fox or any of its subsidiaries, or News Corporation or we shall have become aware of any fact that has had or may have an adverse effect or results or may result in a diminution in value; or

•	there shall have occurred:

•	any general suspension of, or limitation on times or prices for, trading in securities (including, but not limited to, Fox’s Class A common stock or News Corporation’s Class A common stock) on any national securities exchange or in the over-the-counter market,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	the outbreak or escalation of a war, terrorist activities, armed hostilities or other international or national calamity directly or indirectly involving the United States,

•	any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of, credit by banks or other lending institutions,

•	a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	Fox or any subsidiary of Fox shall have:

•

issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock of any class (including, without limitation, the shares of Fox Class A common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Fox, (B) any other securities in respect of, instead of or in substitution for shares outstanding on January 10, 2005, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities (regardless, in the case of clauses (B) and (C), of whether any right to so convert, exchange or acquire is subject to any contingencies or conditions),

•	purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of its capital stock or other securities, except in accordance with the terms of contractual arrangements in effect on January 10, 2005 and disclosed in Fox’s filings with the SEC prior to that date,

•	proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of its capital stock or any other security, whether payable in cash, securities or other property,

•	altered or proposed to alter any material term of any outstanding security,

•	incurred, agreed to incur or announced its intention to incur any additional debt, except any borrowings under existing credit agreements, as in effect on September 30, 2004, in the ordinary course of business consistent with past practice,

•	authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, recapitalization, acquisition or disposition of securities; or any acquisition or sale, conveyance, transfer or other disposition of assets (other than in the ordinary course of business); any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced,

•	entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Fox that might, individually or in the aggregate, have an adverse effect or result in a diminution in value; or

•	Fox or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or by-laws or similar organizational documents or we shall have learned that Fox or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Fox and also set forth in filings with the SEC; or

•	a tender or exchange offer for some or all of the shares of Fox Class A common stock shall have been commenced or publicly proposed to be made by another person (including Fox or its subsidiaries), or it shall have been publicly disclosed or we shall have learned that:

•	any person (including Fox or its subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than five percent of the shares of Fox common stock, or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of the Fox shares, other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to January 10, 2005,

•	any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the shares of Fox Class A common stock prior to such date shall have acquired or proposed to acquire additional Fox shares constituting more than one percent of the total shares outstanding, or shall have been granted any option or right to acquire more than one percent of the Fox shares,

•	any new group was, or is, formed which beneficially owns more than five percent of the outstanding shares of Fox Class A common stock,

•	any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the shares of Fox Class A common stock or a merger, consolidation or other business combination or recapitalization or sale, conveyance, transfer or other disposition of assets (other than in the ordinary course of business) with or involving Fox or any of its affiliates or subsidiaries; or

•	any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Fox or assets or securities of Fox; or

•	Fox and we shall have reached an agreement or understanding that the offer be terminated or amended or we (or one of our affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Fox by merger or similar business combination, or purchase of shares or assets of Fox; or

•	any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has had or may have an adverse effect or results or may result in a diminution in value; or

•	Fox or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its officers or other employees or shall have entered into or otherwise effected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such officer or officers or employee or employees as a result of or in connection with the transactions contemplated by the offer or any subsequent merger; or

•	News Corporation shall not have received a private letter ruling from the Internal Revenue Service, acceptable in form and substance to News Corporation, the effect of which is that certain internal restructuring transactions to be effected by News Corporation prior to the completion of the offer will not result in liability of News Corporation or any of its affiliates under an indemnity agreement with a third party, or the internal restructuring transactions shall not have been completed.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the offer. The determination as to whether any condition has occurred will be in our judgment and will be final and binding on all parties. Any failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer (other than those relating to governmental approvals or actions, which may be asserted at any time).

News Corporation Owned Shares of Fox Class A and Class B Common Stock

News Corporation currently owns all of its shares of Fox Class A and Class B common stock through its indirect wholly owned subsidiary FEG Holdings. In order for, following the consummation of the offer and the subsequent merger, News Corporation to own directly 100% of the outstanding shares of Fox Class A common stock and Fox Class B common stock, FEG Holdings will tender the shares of Fox Class A common stock that it owns in the offer and, immediately following the expiration of the offer, Fox Acquisition Corp will exchange with FEG Holdings shares of News Corporation Class A common stock provided to it by News Corporation for all of the shares of Fox Class B common stock held by FEG Holdings, at the same exchange ratio as is provided in the offer for shares of Fox Class A common stock. FEG Holdings does not intend to tender any shares of Fox Class A common stock or exchange any shares of Fox Class B common stock held by it, unless, and until, certain internal restructuring transactions to be effected by News Corporation shall have been completed. For a description of the internal restructuring transactions, see “Background and Reasons for the Offer and Subsequent Merger—News Corporation’s Reorganization” beginning on page 20.

As a result of the offer, subsequent merger, and exchange of Fox Class B common stock described above, FEG Holdings will own shares of News Corporation, which we refer to as “Hook Stock”. Hook Stock was also issued in the Reorganization. Under GAAP, the Hook Stock will be treated as treasury shares. Further, News Corporation’s certificate of incorporation contains a provision stating that, except as required by law, (i) no dividend shall be payable on Hook Stock (unless the dividend is payable in shares of common stock or securities convertible into common stock of News Corporation), (ii) no shares of Hook Stock shall be entitled to vote or be counted for quorum purposes, (iii) no shares of Hook Stock shall be treated as or deemed outstanding for purposes of determining voting requirements, for the purposes of any applicable laws, rules or regulations, or for any other purpose; and (iv) shares of Hook Stock shall not be permitted to participate in offers to acquire 15% or more of the shares of either class of News Corporation common stock. However, Hook Stock shall be deemed outstanding for the purpose of participating in distributions upon any dissolution, liquidation or winding up and in any merger, consolidation, recapitalisation or reclassification of News Corporation.

Notwithstanding this provision in the certificate of incorporation, if there are provisions in applicable laws limiting the percentage ownership of shares in News Corporation, it is possible that a regulatory body will regard the Hook Stock as outstanding for the purposes of determining such ownership levels, which could, for example, have the effect of increasing the number of shares of News Corporation that a shareholder could acquire under the applicable laws without obtaining regulatory approval. Shareholders to whom these laws (if any) may apply, must obtain their own advice as to the implications of the Hook Stock on their ownership of shares in News Corporation, particularly in light of the restrictions on stock transfer and ownership contained in News Corporation’s certificate of incorporation.

Upon any of the Hook Stock issued in the offer, subsequent merger, and exchange of Fox Class B common stock described above ceasing to be owned by a majority owned subsidiary of News Corporation, all of the restrictions described above will immediately terminate in relation to that Hook Stock and that Hook Stock will be shares ranking equally with other shares of News Corporation Class A common stock. If the Hook Stock issued in the Reorganization and in the offer, subsequent merger, and exchange of Fox Class B common stock described above were to be counted as issued and outstanding, it would represent approximately 37% of the total outstanding shares of News Corporation common stock. News Corporation has no intention to transfer or otherwise dispose of the Hook Stock, or any wholly owned subsidiary which will hold the Hook Stock, in the foreseeable future.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

U.S. Approvals

Except as we have described in this prospectus, we are not aware of any license or regulatory permit required in the U.S. and material to the business of Fox and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of Fox’s Class A common stock, or any material filing or approval required in the U.S. that would be required for our acquisition of Fox’s Class A common stock, other than the filing by Fox, Fox Acquisition Corp and News Corporation, as applicable, of certain applications with the Federal Communications Commission. We intend to make all required filings under the Securities Act and the Exchange Act.

Non-U.S. Approvals

We are not aware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares tendered into the offer or may delay the offer. See “The Offer—Conditions of the Offer” beginning on page 40.

Certain Legal Proceedings

On January 10, 2005, News Corporation received complaints relating to a number of purported class actions filed in Chancery Court in the State of Delaware. The complaints generally allege, among other things, that News Corporation and the members of the Fox board of directors have breached fiduciary duties owed to the public stockholders of Fox, including as a result of News Corporation offering to acquire shares of Fox Class A common stock at an unfair price and at a time that disadvantages the Fox stockholders. The complaints seek, among other things, declaratory and injunctive relief and damages in an unspecified amount. News Corporation believes that these claims are without merit and intends to vigorously contest such allegations.

News Corporation is currently aware of seventeen purported class action complaints that have been filed in the Court of Chancery of the State of Delaware challenging the offer. The Delaware complaints are captioned: Allen v. News Corp., et al., No. 979-N; Mascarenhas v. Fox Entm’t. Group, et al., No. 980-N; Shemesh v. Fox Entm’t. Group, et al., No. 981-N; Striffler v. FEG Holdings, et al., No. 982-N; Howard Vogel Ret. Plan v. Powers, et al., No. 984-N; Doniger v. News Corp., et al., No. 985-N; Engle v. Murdoch, et al., No. 986-N; Shrank v. Murdoch, et al., No. 988-N; Blackman v. Fox Entm’t. Group, et al., No. 991-N; Fishbone v. News Corp., et al., No. 994-N; Kennel v. News Corp., et al., No. 995-N; Millner v. News Corp., et al., No. 996-N; Pipefitters Locals v. Fox Entm’t. Group, et al., No. 1003-N; Molinari v. News Corp., et al., C.A. No. 1018-N; Seaview Services v. Fox Entertainment, et al., C.A. No. 1026-N; Teachers’ Retirement System of Louisiana v. Powers, et al., C.A. No. 1033-N; and New Jersey Building Laborers’ Pension Fund v. Powers, et al., C.A. No. 1034. News Corporation is also currently aware of two purported class action complaints raising substantially similar claims that have been filed in the Supreme Court of the State of New York County of New York. The New York complaints are captioned: Shrank v. Murdoch, et al., Index No. 600114/2005; and Green Meadows Ptr. v. Fox Entertainment, et al., No. 100706/2005. On January 21, 2005, certain plaintiffs in the Delaware lawsuits filed a motion that seeks to consolidate the Delaware actions, although the Court of Chancery has not ruled on this motion as of January 24, 2005.

All of the complaints generally allege, among other things, that News Corporation and the members of the Fox board of directors purportedly breached fiduciary duties owed to the public stockholders of Fox in connection with the offer by: (1) offering to acquire their shares at an unfair price; (2) offering to acquire their shares at a time that disadvantages the public stockholders; (3) having Fox appoint directors who are neither independent nor disinterested to a special committee created to consider the offer; and (4) failing to adequately disclose information material to the offer, including disclosure with respect to the Fox 2005 budget.

As for relief, the plaintiffs seek, among other things: (1) an order that the complaints are properly maintainable as a class action; (2) a declaration that defendants have breached their fiduciary duties and other duties to the plaintiffs and other members of the purported class; (3) injunctive relief; (4) monetary damages; (5) attorneys’ fees, costs and expenses; and (6) such other and further relief as the Court may deem just and proper. News Corporation believes that these claims are without merit and intends to vigorously contest such allegations.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market

If we successfully complete the offer, we intend to cause the delisting of Fox’s Class A common stock from the New York Stock Exchange following completion of the subsequent merger.

Exchange Act Registration

The shares of Fox’s Class A common stock are currently registered under the Exchange Act. If we successfully complete the offer, following completion of the subsequent merger, we will cause Fox to file a Form 15 and we will request that the New York Stock Exchange file a Form 25 with the SEC terminating registration of the shares of Fox Class A common stock under the Exchange Act.

Financing of the Offer

The shares of News Corporation Class A common stock to be issued in the offer and the subsequent merger will come from News Corporation’s authorized but unissued shares. News Corporation’s fees and expenses in connection with the offer will be paid from News Corporation’s available capital resources.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the purchase of shares of Fox Class A common stock pursuant to an offer in which News Corporation seeks to acquire the remaining shares of Fox Class A common stock not held by News Corporation. Rule 13e-3 requires, among other things, that certain financial information concerning the target and certain information relating to the fairness of the transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction. We believe that Rule 13e-3 is not applicable to the offer and the subsequent merger pursuant to Rule 13e-3(g)(2) under the Exchange Act.

News Corporation’s Plans for Fox; Conduct of Fox if the Offer is Not Completed

Except as described in this prospectus, News Corporation has no current plans or proposals and is engaged in no negotiations which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving Fox or a purchase, sale or transfer of a material amount of Fox’s assets. However, from time to time, News Corporation has been approached regarding, and has engaged on occasion in preliminary discussions concerning, potential transactions involving the disposition of material assets of Fox. Effecting any dispositions will be facilitated by News Corporation’s acquisition of the entire equity interest in Fox since the decision to make any disposition will be based on its benefits to News Corporation and its stockholders (including the former Fox stockholders) without having to take into account any differing interests of the public Fox stockholders at the time. News Corporation expects to continue to evaluate strategic opportunities with respect to each of its businesses and News Corporation can make no assurances that these opportunities will not involve acquisitions or dispositions of material assets, formation of alliances, joint ventures or other forms of cooperation with third parties or other extraordinary transactions affecting some or all of Fox’s businesses or assets in the future. Whether or not the offer is completed, News Corporation currently intends that Fox will continue to be a majority- or wholly owned subsidiary of News Corporation, as the case may be, and operate its business as presently operated, subject to market and industry conditions and the terms of the agreements and other documents described below under “Relationships With Fox” beginning on page 49.

If we do not successfully complete the offer, we may, or may not, propose to merge Fox with one of our wholly owned subsidiaries or to otherwise acquire the shares of Fox Class A common stock that we do not then own. In the event that we were to propose a merger transaction, the merger would be subject to, among other things, approval by the board of directors of Fox. We have no intention to dispose of or entertain offers to acquire our shares of Fox common stock.

Benefits and Detriments of the Offer and Subsequent Merger

After the completion of the subsequent short form merger, shares of Fox Class A common stock will no longer be publicly traded or listed on any stock exchange, and all Fox common shares will be owned by News Corporation. The registration of the shares of Fox Class A common stock and the related reporting obligations under the Exchange Act will be terminated upon application to the SEC. For a discussion of the potential benefits and other potential detriments of the offer and merger to Fox stockholders, see the factors discussed on page 20 under the heading “Background and Reasons for the Offer and Subsequent Merger—News Corporation’s Reasons for the Offer and the Subsequent Merger” and on pages 25 and 26 under the heading “Additional Factors for consideration by Fox Stockholders.”

We also believe that consummating this transaction presents opportunities for reduced costs, such as the costs associated with Fox’s status as a public company. We have not quantified these possible reduced costs and the amount of any cost reduction is subject to events and circumstances following completion of the offer and the subsequent merger.

Accounting Treatment

Our acquisition of Fox’s Class A common stock will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the U.S. Accordingly, the purchase price will be allocated to the underlying assets based on their fair values, with any excess being preliminarily allocated to indefinite-lived intangibles and goodwill. A final determination of the asset lives, the distribution between finite-lived and indefinite-lived intangibles, if any, and required purchase accounting adjustments, including the allocation of the purchase price to the assets and liabilities of Fox based on their respective fair values, has not yet been made.

Fees and Expenses

We have retained Georgeson Shareholder Communications, Inc. as information agent in connection with the offer. The information agent may contact holders of Fox Class A common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Fox common stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, we have retained Computershare Trust Company of New York as the exchange agent with respect to the offer. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses in connection with the performance of its services.

We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

RELATIONSHIPS WITH FOX

In considering whether to tender your shares in the offer, you should be aware of various existing agreements and ongoing and prior arrangements and transactions between News Corporation and/or its affiliates and Fox, as described below. This description is qualified in its entirety by reference to the specific provisions of the documents described below that have been filed with the SEC, which we incorporate by reference into this prospectus. Copies of those documents have been filed with the SEC. For information on the interests Fox’s board members and executive officers have in shares of Fox Class A common stock, see “Interests of News Corporation, Fox Acquisition Corp and the Directors, Executive Officers and Affiliates of News Corporation and Fox in Shares of Fox Class A Common Stock” on Annex B of this prospectus.

Common Executive Officers and Directors

Certain of our executive officers and directors are also current or former executive officers or directors of Fox. These executive officers and directors include K. Rupert Murdoch, Peter Chernin, Arthur M. Siskind, Lachlan K. Murdoch, David F. DeVoe, Lawrence A. Jacobs and John P. Nallen. The executive officers of Fox are all executive officers of News Corporation and, for the fiscal year ended June 30, 2004, no amount of compensation was paid or accrued by Fox for the account of these individuals in respect of their services as executive officers of Fox. In addition, no amount of compensation was paid or accrued by Fox to News Corporation in respect of the services of the Fox executive officers. The Fox executive officers, however, did receive compensation from News Corporation during this period for their services as News Corporation executive officers.

K. Rupert Murdoch serves as our Chairman of the Board and Chief Executive Officer and also as the Chairman of the Board and Chief Executive Officer of Fox. Peter Chernin is our President and Chief Operating Officer and serves on our board of directors, as well as the Fox board of directors. Mr. Chernin is also the President and Chief Operating Officer of Fox. Arthur M. Siskind serves as Senior Advisor to the Chairman of News Corporation and serves on our board of directors, as well as the Fox board of directors. Lachlan K. Murdoch is Deputy Chief Operating Officer of News Corporation and serves on our board. Mr. Murdoch also serves as Chairman of Fox Television Stations and is a member of the Fox board of directors. David F. DeVoe is a director, Senior Executive Vice President and Chief Financial Officer of News Corporation. Mr. DeVoe is also Senior Executive Vice President and Chief Financial Officer of Fox, as well as a member of the Fox board of directors. Lawrence A. Jacobs is a Senior Executive Vice President and Group General Counsel of News Corporation. Mr. Jacobs is also Senior Executive Vice President and General Counsel of Fox. John P. Nallen is an Executive Vice President and Deputy Chief Financial Officer of News Corporation. Mr. Nallen is also Senior Vice President of Fox.

In addition, Peter J. Powers, one of the non-executive directors of Fox, also serves as a non-executive director of NDS Group plc, another majority-owned subsidiary of News Corporation, and as a member of the special committee of Fox’s board of directors. As of January 24, 2005, News Corporation owned approximately 78% of the equity and 97% of the voting power of NDS. In compensation for his service as a director of NDS, Mr. Powers was paid slightly less than $100,000 for NDS’ fiscal year ended June 30, 2004. In addition, NDS amended its Articles of Association in November, 2004, to cap at $1 million per year the amount of fees payable to all NDS outside directors in the aggregate. As of January 25, 2005, three of NDS’ seven directors were directors and executive officers or employees of News Corporation, three of NDS’ directors were outside directors and one of NDS’ directors was an executive of NDS. For a more complete description of the business and backgrounds of these and other executive officers and directors of us and certain other affiliates, see “Annex A—Information Concerning Directors and Executive Officers.”

Business Relationships

News Corporation and its subsidiaries have, in the past, engaged in a broad range of relationships with Fox and its subsidiaries. These relationships have included the purchase by programming platforms owned, in whole or in part, by News Corporation of programming created or owned by Fox; the purchase by Fox of television and movie rights related to books published by HarperCollins Publishers Inc. or other News Corporation publications; the purchase of advertising in free-standing inserts or other publications of News Corporation; and the purchase of certain television broadcasting equipment services from News Corporation. Fox and News Corporation believe that the terms and conditions of all these arrangements are fair and reasonable.

Master Intercompany and Other Agreements

For purposes of governing certain on-going relationships between News Corporation and Fox, the parties have entered into various agreements and relationships, including those described below. The agreements described below were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arm’s-length negotiations between independent parties. There can be no assurance, therefore, that each of the agreements, or the transactions provided for therein, or any amendments thereof have been or will be effected on terms at least as favorable to the Fox as could have been obtained from unaffiliated third parties. The following descriptions summarize all material terms of these agreements.

Master Intercompany Agreement. News Corporation and Fox have entered into a master intercompany agreement which provides, among other things, for certain agreements governing their relationship. The consideration for each of the services and other arrangements set forth in the master intercompany agreement has been mutually agreed upon between News Corporation and Fox based upon allocated costs, provided that all such consideration and any material arrangements are subject to the approval of the respective Audit Committees of News Corporation’s and Fox’s boards of directors. For the fiscal year ended June 30, 2004, no amount was paid or accrued by Fox to or for the account of News Corporation for services under the master intercompany agreement other than the amounts set forth under “Cash Management and Financing.”

Cash Management and Financing

Pursuant to the master intercompany agreement, Fox may utilize the worldwide treasury and cash management function, including the use of bank overdraft facilities, of News Corporation and its subsidiaries, subject to certain limitations. In addition, Fox’s cash balances are available to News Corporation and its subsidiaries. From November 11, 1998, interest on outstanding intercompany balances (see “Intercompany Debt” below) has been charged at commercial market rates not exceeding News Corporation’s average cost of borrowings as set forth in the master intercompany agreement. At June 30, 2004, the intercompany interest rate approximated 8%. Fox and News Corporation further agreed that intercompany cash balances shall be payable on June 30, 2008, or such later date as the Fox and News Corporation agree.

Executive Officer Services

The master intercompany agreement provides that News Corporation or its subsidiaries will make available to Fox the services of Messrs. K. Rupert Murdoch, the Company’s Chairman and Chief Executive Officer; Peter Chernin, the Company’s President and Chief Operating Officer; David F. DeVoe, the Company’s Senior Executive Vice President and Chief Financial Officer; Lachlan K. Murdoch, Chairman of Fox Television Stations; and the Company’s Senior Executive Vice President and General Counsel, and such other employees of News Corporation as Fox and News Corporation may from time to time designate.

Although it is contemplated that such executives will spend a considerable portion of their business time in connection with the business of Fox, they will also be engaged in activities for News Corporation not related directly to the business of Fox. In addition, pursuant to the master intercompany agreement, News Corporation may terminate the availability of the services of such executives upon notice to Fox.

Services of Company Employees

The master intercompany agreement provides that News Corporation and its subsidiaries may from time to time request certain employees of Fox to devote time to the business activities of News Corporation, its subsidiaries and affiliated and associated companies.

Facility Arrangements

Certain of Fox’s facilities are or may in the future be located on premises owned or leased by News Corporation, or entities in which News Corporation has an interest. Furthermore, certain facilities of News Corporation, or entities in which News Corporation has an interest, are or may in the future be located on premises owned or leased by Fox. The master intercompany agreement provides that News Corporation and its subsidiaries, on the one hand, and Fox, on the other hand, will permit each other to use all or a portion of their respective premises.

Employee Matters

The master intercompany agreement provides that certain employees of Fox may from time to time continue to be eligible to participate in stock option and other employee benefit plans maintained by News Corporation and its subsidiaries. Fox will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current officers and employees of the businesses owned and operated by Fox and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses.

Insurance

The master intercompany agreement provides that News Corporation or its subsidiaries will provide insurance coverage on behalf of Fox against certain risks and in amounts of coverage consistent with current coverages or as otherwise may be agreed between them. The master intercompany agreement further provides that News Corporation will not be obligated to maintain any type or amount of coverage.

Services

The master intercompany agreement provides that News Corporation and its subsidiaries will continue to provide various services to each other, including material procurement, transportation and financial and administrative services.

Trademarks

The master intercompany agreement provides that News Corporation and its subsidiaries and Fox will be granted a royalty-free license to use certain trademarks and service marks of Fox and that Fox will be granted a royalty-free license to use certain trademarks and service marks of News Corporation and its subsidiaries. The master intercompany agreement also provides that the license granted by News Corporation to Fox may be terminated at any time by News Corporation.

Indemnities by Fox

News Corporation or its subsidiaries have, in the past, given certain guarantees or made commitments relating to the businesses that are conducted by Fox. These include commitments made in connection with film rights agreements and funding and other obligations. The master intercompany agreement provides that Fox will assume all such obligations and commitments, and will indemnify and hold Fox and its subsidiaries harmless from and against all liabilities arising from any default thereunder.

Indemnities by News Corporation

The master intercompany agreement provides that News Corporation will indemnify and hold Fox and its subsidiaries harmless from and against any and all liabilities arising from any default under the debt instruments or obligations of News Corporation or its subsidiaries (other than Fox) which have been guaranteed by Fox or its subsidiaries or will be guaranteed by News Corporation in the future.

Tax Sharing Agreement. Fox and certain of its subsidiaries are included in the consolidated group of News Publishing Australia Limited, or NPAL, a U.S. holding company, for U.S. federal income tax purposes, or the consolidated group, as well as in certain consolidated, combined or unitary groups which include NPAL and/or certain of its subsidiaries, or the combined group, for state and local income tax purposes. Fox and NPAL have entered into a tax sharing agreement. Pursuant to the tax sharing agreement, the Company and NPAL generally will make payments between them such that, with respect to tax returns for any taxable period in which Fox or any of its subsidiaries are included in the consolidated group or any combined group, the amount of such consolidated or combined taxes to be paid by Fox will be determined, subject to certain adjustments, as if Fox and each of its subsidiaries included in the consolidated group or combined group filed their own consolidated, combined or unitary tax return. Losses and other future tax benefits of Fox and its subsidiaries actually availed of to reduce the tax liabilities of the consolidated group or combined group and any taxes actually paid by Fox and its subsidiaries included in such groups will be taken into account for this purpose. Fox and NPAL will cooperate in preparing any tax return filed with respect to the consolidated group or any combined group.

NPAL is primarily responsible for preparing and filing any tax return with respect to the consolidated group or any combined group, as well as controlling and contesting any audit or other tax proceeding with respect to the consolidated or combined group. Fox is responsible for preparing and filing any returns that include only Fox and its subsidiaries and for any taxes with respect to such tax returns.

In general, Fox and its included subsidiaries will be included in the consolidated group for so long as NPAL beneficially owns at least 80% of the total voting power and value of the outstanding stock of Fox. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between Fox and NPAL, during the period in which Fox is included in the consolidated group, Fox could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of the consolidated group.

Intercompany Debt

Fox had approximately $4.5 and $4.2 billion of indebtedness to affiliates of News Corporation as of September 30, 2004 and June 30, 2004, respectively (approximately $5.4 billion was the largest aggregate amount of such indebtedness in the fiscal year ended June 30, 2004). This indebtedness constitutes unsecured, general obligations of Fox. Indebtedness incurred under the master intercompany agreement bears interest at a rate equal to the average cost of long-term debt of News Corporation (currently 8% per annum), adjusted annually, and matures on June 30, 2008. Two promissory notes totaling $4.5 billion were issued to News Corporation in connection with the acquisition of The DIRECTV Group, Inc. (formerly known as Hughes Electronics Corporation) (see “Acquisition of The DIRECTV Group, Inc. and Related Transactions” below). One promissory note is in the amount of $2 billion, bears interest at a rate of LIBOR plus 1% per annum at June 20, 2004 and matures on June 30, 2009. The other promissory note is in the amount of $2.5 billion, bears interest at 8% per annum and has a maturity date of June 30, 2009 that may be extended at the option of Fox for not more than two consecutive one year periods.

Credit Arrangements

News Corporation and certain of its subsidiaries, including Fox, are guarantors of various debt obligations of News Corporation and subsidiaries under various guaranteed debt instruments, or, collectively, the guaranteed debt instruments. Such guarantees, including those of Fox, represent contingent and not current obligations of News Corporation or Fox. The principal amount of indebtedness outstanding under such guaranteed debt instruments at September 30, 2004 was approximately $9 billion. The guaranteed debt instruments mature at various times between 2005 and 2096, with a weighted average maturity of over 20 years, and are generally not redeemable prior to maturity. The indentures governing the guaranteed debt instruments limit the ability of News Corporation and its subsidiaries (including Fox) to subject their properties to liens. Certain guaranteed debt instruments issued prior to March 1993 also may impose limitations on the ability of News Corporation and its subsidiaries, including Fox, to incur indebtedness in certain circumstances. The guaranteed debt instruments also contain customary representations, warranties, covenants and events of default. Under the terms of the guaranteed debt instruments, the holders thereof have the right to require News Corporation to make an offer to repurchase the outstanding debt instruments in the event of a change of control triggering event. A change of control triggering event occurs when the guaranteed debt instrument is downgraded below investment grade following a change of control of News Corporation or an announcement of an intended change of control (or in the event the guaranteed debt instrument is not investment grade at such time, a reduction in the rating by one or more gradations). A change of control occurs when a person other than News Corporation, subsidiaries and certain affiliates of News Corporation and the Murdoch family (as defined in the guaranteed debt instruments) owns (i) 30% or more of the voting power of News Corporation’s common shares or (ii) if the Murdoch family is the beneficial owner of more than 30% of such voting power of News Corporation, a percentage greater than that owned by the Murdoch family. Certain guaranteed debt instruments require any subsidiary of News Corporation which issues any guarantee for money borrowed in excess of $50 million to guarantee all outstanding and future senior indebtedness issued by News Corporation or its affiliates pursuant to the indentures governing the guaranteed debt instruments.

Fox, News Corporation and certain of News Corporation’s other subsidiaries have also guaranteed the obligations of News Corporation’s subsidiary under a Five Year Credit Agreement, or the revolving credit agreement. The revolving credit agreement provides for borrowings of up to approximately $1.75 billion, with a sub-limit of $600 million available for the issuance of letters of credit and expires on June 30, 2008. As of September 30, 2004, letters of credit representing $173 million were issued under the revolving credit agreement. The revolving credit agreement contains certain covenants which, among other things, limit the ability of News Corporation and Fox to subject their properties to liens, to incur indebtedness at any time that a default under the revolving credit agreement has occurred and is continuing, and to enter into transactions with affiliates. News Corporation is also required to maintain certain financial covenants, calculated on a consolidated basis, including a leverage ratio and interest coverage ratio. The revolving credit agreement also contains representations, warranties, covenants and events of default customary to senior unsecured credit facilities of similar size and nature. In addition to the foregoing, Fox and its subsidiaries may from time to time in the future guarantee additional obligations of News Corporation and its subsidiaries.

Pursuant to the master intercompany agreement, News Corporation has agreed to indemnify and hold Fox and its subsidiaries harmless from and against all liabilities arising from any default under the debt instruments or obligations of News Corporation or its subsidiaries (other than Fox), which have been guaranteed by Fox or its subsidiaries.

Acquisition of The DIRECTV Group, Inc. and Related Transactions

On December 22, 2003, News Corporation acquired a 34% interest in The DIRECTV Group, Inc., or DIRECTV, for total consideration of approximately $6.8 billion. General Motors Corporation, or GM, sold its 19.8% interest in DIRECTV to News Corporation in exchange for approximately $3.1 billion in cash, and 57.2 million shares of News Corporation Class A common stock, valued at approximately $800 million. News Corporation acquired 14.2% of DIRECTV from the former GM Corporation Class H common stockholders in exchange for approximately 204.2 million shares of News Corporation Class A common stock, valued at $2.9 billion. Immediately following the acquisition, News Corporation transferred its entire 34% interest in DIRECTV to Fox in exchange for two promissory notes totaling $4.5 billion and approximately 74.5 million shares of Fox’s Class A Common Stock valued at $2.3 billion. The issuance of approximately 74.5 million shares of Fox Class A Common Stock to News Corporation increased its equity interest in Fox from approximately 80.6% to approximately 82.1% while its voting power remained at approximately 97.0%.

Acquisition of Chris-Craft Industries, Inc. and Related Transactions

On July 31, 2001, News Corporation, through a wholly owned subsidiary, acquired all of the outstanding common stock of Chris-Craft Industries, Inc. and its subsidiaries, BHC Communications, Inc. and United Television, Inc., or, collectively, Chris-Craft. The consideration for the acquisition was approximately $2 billion in cash and approximately 137.7 million shares of News Corporation Class A common stock, valued at $3 billion. Simultaneously with the closing of the acquisition, News Corporation transferred $3,432 million of net assets, constituting Chris-Craft’s ten television stations, or the acquired stations, to Fox in exchange for 122.2 million shares of Fox Class A Common Stock and net indebtedness of $48 million, thereby increasing News Corporation’s ownership in Fox from 82.76% to 85.25%. Fox assigned the licenses issued by the FCC for the acquired stations to its indirect subsidiary, Fox Television Stations, Inc., which became the licensee and controls the operations of the acquired stations.

In October 2001, Fox exchanged KTVX-TV in Salt Lake City and KMOL-TV in San Antonio with Clear Channel Communications, Inc. for WFTC-TV in Minneapolis. In addition, on November 1, 2001, Fox exchanged KBHK-TV in San Francisco with Viacom Inc. for WDCA-TV in Washington, DC and KTXH-TV in Houston. In June 2002, Fox exchanged KPTV-TV in Portland for Meredith Corporation’s WOFL-TV in Orlando and WOGX-TV in Ocala. All of the stations exchanged in the station swaps were included in the acquired stations.

Acquisition of International Sports Programming, LLC

In December 2001, News Corporation acquired from Liberty Media Corporation its 50% interest in International Sports Programming, LLC, or Fox Sports International, in exchange for 7.3 million shares of News Corporation Class A common stock, valued at $115 million. Under the terms of the transaction, News Corporation transferred the acquired interest in Fox Sports International to Fox in exchange for the issuance of 3.6 million shares of Fox’s Class A Common Stock. As a result of this transaction, News Corporation’s equity ownership interest in Fox increased from 85.25% to 85.32%.

Ownership of Fox Television Holdings, Inc.

Mr. K. Rupert Murdoch, the Chairman and Chief Executive Officer of Fox and the Chairman and Chief Executive Officer of News Corporation, owns all of the 7,600 outstanding shares of voting preferred stock of Fox Television Holdings, Inc., a subsidiary of Fox, or FTH, representing 76% of the voting power of such company. Through such ownership, Mr. Murdoch has voting control over subsidiaries, which hold interests in the Fox Television Stations Group. The voting preferred stock of FTH has a par value of $760,000 and cumulative dividends at the rate of 12% per annum. The voting preferred stock is subject to redemption by the affirmative vote of the holder or holders of 66 2/3% of the issued and outstanding shares of common stock of FTH. All of the common stock of FTH, representing substantially all of the equity thereof, is owned by Fox.

COMPARISON OF RIGHTS OF HOLDERS OF FOX CLASS A COMMON STOCK AND

HOLDERS OF NEWS CORPORATION CLASS A COMMON STOCK

Set forth below is a comparison of the rights of holders of Fox Class A common stock and News Corporation Class A common stock. Because Fox and News Corporation are both organized under the laws of the State of Delaware, the differences in the rights of a holder of Fox Class A common stock and the rights of a holder of News Corporation Class A common stock arise from any differences in the organizational documents of Fox and News Corporation, rather than from differences of law. The following summary highlights differences between the current rights of holders of News Corporation’s Class A common stock and holders of Fox’s Class A common stock. This summary is not a complete discussion of the certificates of incorporation and by-laws of News Corporation and Fox or the stockholders’ rights plan of News Corporation and is qualified in its entirety by reference to the specific provisions of these documents, which we incorporate by reference into this prospectus. Copies of each company’s certificate of incorporation and by-laws and News Corporation’s stockholders’ rights plan have been filed with the SEC. See “Where You Can Find More Information” beginning on page 60.

Capital Stock

Authorized Stock

Fox. Fox’s certificate of incorporation authorizes Fox to issue 1,750,000,000 shares of capital stock consisting of 1,000,000,000 shares of Class A common stock, 650,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock. Fox’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by Fox’s board. As of January 10, 2005, there were 426,959,080 shares of Class A common stock, 547,500,000 shares of Class B common stock and no shares of preferred stock outstanding. Fox Class A common stock is listed on the NYSE.

News Corporation. News Corporation’s certificate of incorporation authorizes News Corporation to issue 9,200,000,000 shares of capital stock consisting of 6,000,000,000 shares of Class A common stock, 3,000,000,000 shares of Class B common stock, 100,000,000 shares of series common stock and 100,000,000 shares of preferred stock, 9,000,000 of which have been designated as shares of News Corporation Series A junior participating preferred stock.

News Corporation’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by News Corporation’s board.

As of January 6, 2005, there were 1,892,539,321 shares of News Corporation Class A common stock, 1,044,776,158 shares of Class B common stock, no shares of series common stock and no shares of preferred stock outstanding. News Corporation Class A and Class B common stock are listed on the New York Stock Exchange.

Voting Rights

Fox. Each share of Fox Class A common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote. Each share of Fox Class B common stock entitles its holder to ten votes upon all matters on which stockholders are entitled to vote.

News Corporation. Each of the shares of News Corporation Class A common stock entitles the record holders thereof, voting together with the holders of News Corporation Class B common stock as a single class, to one vote per share in the following limited circumstances:

•	on any proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation and with respect to any matter to be voted on by the stockholders of News Corporation following adoption of a proposal to dissolve News Corporation or to adopt a plan of liquidation of News Corporation;

•	on any proposal to sell, lease or exchange all or substantially all of the property and assets of News Corporation;

•	on any proposal to adopt an agreement of merger or consolidation in which News Corporation is a constituent corporation, as a result of which the stockholders of News Corporation prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; or

•	with respect to any matter to be voted on by the stockholders of News Corporation during a period during which a dividend (or part of a dividend) in respect of News Corporation Class A common stock has been declared and remains unpaid following the payment date.

Each share of News Corporation Class B common stock entitles the record holder thereof to one vote upon all matters on which stockholders shall have the right to vote.

Dividend Rights

Fox. The holders of shares of Fox common stock receive dividends if and when declared by Fox board of directors out of legally available funds. Any dividends are paid in equal amounts with respect to each share of Class A common stock and Class B common stock.

News Corporation. The holders of shares of News Corporation common stock receive dividends if and when declared by News Corporation board of directors out of legally available funds.

Shares of News Corporation Class A common stock carry different rights to dividends than shares of News Corporation Class B common stock through fiscal year 2007. With respect to fiscal years 2005, 2006 and 2007, if dividends are declared by the News Corporation board on News Corporation Class B common stock, each share of News Corporation Class A common stock confers on the holder the right to receive, in the case of cash dividends, non-cumulative cash dividends equal to the greater of: (1) the amount which has been declared by the News Corporation board on the share of News Corporation Class A common stock with respect to such fiscal year (but not to exceed $0.10 per share with respect to that fiscal year); and (2) an amount equal to 120% of the aggregate of all cash dividends declared with respect to such fiscal year on a share of News Corporation Class B common stock. In the case of dividends payable in securities or property, with respect to fiscal years 2005, 2006 and 2007, holders of News Corporation Class A common stock are entitled to receive securities or property with a value equal to 120% of the aggregate value of all such dividends declared on a share of News Corporation Class B common stock with respect to such fiscal year. With respect to fiscal year 2008 and thereafter, each share of News Corporation Class A common stock confers on the holder a right to receive an amount equal to the dividends declared on the News Corporation Class B common stock in respect of such fiscal year, whether payable in cash, securities or property.

Conversion Rights

Fox. Fox Class A common stock is not subject to any conversion rights. Each share of Fox Class B common stock is, at the option of its record holder, convertible into one validly issued, fully paid and non-assessable share of Fox Class A common stock at any time. In addition, each share of Fox Class B common stock is automatically converted into one validly issued, fully paid and non-assessable share of Fox Class A common stock if such share is transferred to any person other than News Corporation or its affiliates.

News Corporation. News Corporation Class A and Class B common stock are not subject to any conversion rights.

Redemption Rights

Fox. There are no redemption rights available to holders of Fox common stock.

News Corporation. The outstanding shares of common stock of News Corporation are subject to redemption by News Corporation upon action by the board of directors if the board of directors of News Corporation concludes that a transfer of shares of common stock (or any transfer of an interest in shares of common stock) could result in a violation of, or inconsistency with, any order, law or permit issued by a government body or any binding contract with a government body or certain other circumstances as described in News Corporation’s certificate of incorporation.

The board of directors of News Corporation may also refuse to register and honor an otherwise redeemable transfer and may suspend the rights attached to shares otherwise redeemable. If the board of directors opts to redeem the shares, then the redemption price shall be equal to the fair market value of the redeemed shares. The redemption price may be paid in cash, certain securities or any combination thereof. If the board of directors opt to redeem less than all the outstanding shares, the board of directors will determine the manner in which the shares to be redeemed shall be selected.

Liquidation Rights

Fox. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Fox, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of preferred stock, the holders of shares of Class A common stock and Class B common stock are entitled to receive all of the remaining assets of Fox available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them. In any such distribution, shares of Class A common stock and Class B common stock shall be treated equally on a per share basis.

News Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of News Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of preferred stock or series common stock, the holders of shares of Class A common stock, Class B common stock and, to the extent fixed by the board of directors, the series common stock and preferred stock shall be entitled to receive all of the remaining assets of News Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the series common stock or preferred stock, as so fixed by the board of directors).

Board Of Directors

Number Of Directors

Fox. Fox’s by-laws provide that the number of Fox directors shall be fixed by resolution of a majority of the entire board of directors, but shall not be less than three nor more than 25. Fox’s board of directors is currently composed of seven members.

News Corporation. News Corporation’s by-laws provide that the total number of directors constituting the entire board shall be not less than three with the then-authorized number of directors being fixed from time to time exclusively by the board. News Corporation’s board of directors is currently composed of 14 members.

Classified Board

Fox. All of Fox’s directors are in one class and elected annually.

News Corporation. News Corporation’s certificate of incorporation and by-laws provide that News Corporation’s board of directors is to be divided into three classes, with the classes having an equal or near equal number of directors and the directors of each class entitled to serve for three-year terms after serving such director’s initial term of office.

Removal Of Directors

Fox. Fox’s by-laws and certificate of incorporation provide that a director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Fox stock entitled to vote for the election of directors, voting together as a single class.

News Corporation. News Corporation’s certificate of incorporation provides that a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of News Corporation capital stock entitled to vote generally in the election of directors, voting together as a single class.

Other Matters

Calling Special Meetings Of Stockholders

Fox. The Fox by-laws provide that special meetings of the Fox stockholders may be called pursuant to a resolution approved by a majority of the Fox board or by the chairman of the board or the vice-chairman.

News Corporation. The News Corporation certificate of incorporation provides that a special meeting of stockholders may be called at any time pursuant to a resolution approved by a majority of the entire board of directors, the chairman of the board or the vice-chairman. In addition, a special meeting shall be called by News Corporation’s Secretary upon the written request of record holders representing not less than 20% of the outstanding shares of News Corporation Class B common stock, proposing a proper matter for stockholder action under the Delaware General Corporate Law at such special meeting. This written request must be received by the Secretary no less than 135 days prior to the first anniversary of the date of the preceding annual stockholders meeting. Any such special meeting must be held no later than 100 days after receipt of the notice by the Secretary and shall be held at such time and place as determined by News Corporation’s board.

Stockholder Action By Written Consent

Fox. Fox’s bylaws provide that stockholders may take action by written consent without a meeting of stockholders only if consents signed by a sufficient number of stockholders to take such action are delivered to Fox within 60 days of the earliest dated consent delivered in the manner set forth in the bylaws.

News Corporation. The News Corporation certificate of incorporation provides that no action of stockholders may be taken by written consent without a meeting.

Stockholders’ Rights Plan

Fox. Fox has not adopted a stockholders’ rights plan.

News Corporation. News Corporation has adopted a stockholders’ rights plan under which each registered holder of News Corporation’s Class A and Class B common stock have been granted the right (each a “Class A Right” and “Class B Right,” respectively) to purchase from News Corporation a unit consisting of one-thousandth of a share of News Corporation Series A junior participating preferred stock at a purchase price of $80 per unit, subject to adjustment. The Class A and Class B rights are not exercisable initially. However, on the date (the “Stock Acquisition Date”) that is ten business days following (i) a public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of News Corporation Class B common stock and/or other classes then entitled to vote, other than as a result of purchases by an Exempt Person or repurchases by News Corporation, or (ii) the commencement of a tender offer or exchange offer that would result in a person or group acquiring such 15% beneficial ownership as described in clause (i) above, each purchase right, other than the purchase rights of the acquiring person, become exercisable and entitle its holder to purchase from News Corporation, in lieu of units of News Corporation Series A participating preferred stock that number of shares of News Corporation’s Class A or Class B common stock, as the case may be, having a market value equal to twice the exercise price of the right. Rights beneficially owned by the acquiring person become void.

An “Exempt Person” is any of the following: (i) News Corporation; (ii) K. Rupert Murdoch and certain affiliates and related parties; and (iii) Liberty Media Corporation, a Delaware corporation, and its affiliates. Each of these Exempt Persons is exempt only to the extent that the shares of voting capital stock beneficially owned by such person does not exceed the number of shares which both are beneficially owned by such Exempt Person on the date of adoption of the rights plan and have been publicly disclosed by the exempt person on or prior to such date. In addition, each Exempt Person may acquire any additional shares of News Corporation capital stock not representing more than one percent of the voting capital stock then outstanding.

News Corporation’s board of directors may at any time before a stock acquisition date redeem the rights in whole, but not in part, at a price of $0.001 per right.

The purchase rights may cause substantial dilution to a person or group that attempts to acquire a substantial number of shares of News Corporation’s common stock without approval of News Corporation’s board of directors. The rights will not interfere with any merger or other business combination with a third party approved by News Corporation’s board of directors, because the board may, at any time prior to a stock acquisition date, redeem the rights as described above or amend the rights agreement to render it inapplicable to a specific transaction.

News Corporation’s board of directors stated in a letter to News Corporation’s stockholders, dated October 7, 2004, that it is the board’s policy not to allow any stockholders’ rights plan adopted by News Corporation to expire later than one year after its adoption unless ratified by News Corporation’s stockholders. Accordingly, the stockholders’ rights plan currently provides that the rights will expire on November 8, 2005. At or prior to such one year anniversary, News Corporation’s board of directors will take such actions as it deems appropriate in light of the facts and circumstances existing at such time, including, if appropriate, implementing such policy (whether by seeking stockholder ratification or allowing the rights to expire).

Amendment Of Certificate Of Incorporation

Fox. Amendments to Fox’s certificate of incorporation are governed by Delaware law. Delaware law generally provides that, to amend a corporation’s certificate of incorporation, the corporation’s board of directors must adopt a resolution setting forth the proposed amendment and declaring its advisability. The amendment then requires the affirmative vote of a majority of all outstanding shares.

News Corporation. Amendments to provisions of News Corporation’s certificate of incorporation relating to regulatory restrictions on transfer and related rights of redemption, size and classification of the News Corporation board, amendments to News Corporation’s certificate of incorporation and bylaws and director exculpation, require the affirmative vote of 65% of News Corporation’s outstanding voting stock. Otherwise, amendments to News Corporation’s amended and restated certificate of incorporation are governed by Delaware law. Delaware law generally provides that, to amend a corporation’s certificate of incorporation, the corporation’s board of directors must adopt a resolution setting forth the proposed amendment and declaring its advisability. The amendment then requires the affirmative vote of a majority of all outstanding shares.

Amendment Of By-Laws

Fox. Amendments to Fox’s bylaws may be made by a majority of the directors present at a board meeting and by a majority of the voting power of all of the then-outstanding shares entitled to vote generally on matters requiring approval of stockholders, voting together as a single class.

News Corporation. Amendments to News Corporation’s bylaws may be made by a majority of the entire News Corporation board of directors and by the affirmative vote of shares representing 65% of News Corporation’s outstanding voting stock.

WHERE YOU CAN FIND MORE INFORMATION

News Corporation and Fox are subject to the requirements to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that News Corporation and Fox file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

News Corporation and Fox’s SEC filings are also available to the public from commercial retrieval services, at the website maintained by the SEC at www.sec.gov and, without charge, in the case of News Corporation filings, at the website maintained by News Corporation at www.newscorp.com, and, without charge, in the case of Fox filings, at the website maintained by Fox at www.fox.com. Reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-4 to register with the SEC the News Corporation Class A common stock we will publicly issue pursuant to the offer and the subsequent merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with our offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

Fox is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer within ten business days from the date this offer was first published, sent or given to holders of Fox Class A common stock and to disseminate this statement to Fox Class A stockholders. On January 24, 2005, Fox filed a Schedule 14D-9 with the SEC. You may obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that News Corporation and Fox have previously filed with the SEC. These documents contain important information about News Corporation and Fox.

NEWS CORPORATION SEC FILINGS (FILE NO. 001-32352)

Exhibit 99.1 to Current Report on Form 8-K (Certain disclosures for the fiscal year ended June 30, 2004) (including audited financial statements)	Filed on November 24, 2004.

Exhibit 99.1 to Current Report on Form 8-K (Certain disclosures for the fiscal quarter ended September 30, 2004)	Filed on December 23, 2004.

Current Reports on Form 8-K	Filed on November 24, 2004, December 3, 2004, December 23, 2004, January 10, 2005 and January 27, 2005.

The description of News Corporation’s Class A common stock in the Current Report on Form 8-K12G3 and the description of our associated preferred stock purchase rights in the registration statement on Form 8-A, as amended.	Filed November 12, 2004.

FOX ENTERTAINMENT GROUP, INC. SEC FILINGS (FILE NO. 1-15495)

Annual Report on Form 10-K for the fiscal year ended June 30, 2004	Filed on September 10, 2004.

Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004	Filed on November 5, 2004.

The description of Fox’s Class A common stock in the Fox Registration Statement on Form 8-A	Filed on November 3, 1998.

Current Reports on Form 8-K	Filed on January 10, 2005.

All documents filed by News Corporation and Fox pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus to the date that shares of Fox Class A common stock are accepted for exchange pursuant to our offer and the period for perfecting appraisal rights in connection with the subsequent merger is concluded (or the date that our offer is terminated) are also deemed to be incorporated by reference into this prospectus.

All information contained in, or incorporated by reference into, this prospectus relating to News Corporation was provided by News Corporation. News Corporation has included in this offer information concerning Fox known to News Corporation, based primarily on filings by Fox with the SEC. There may be material information concerning Fox that is not available to News Corporation although News Corporation has no knowledge that would indicate that statements relating to Fox contained or incorporated by reference in this offer to exchange are inaccurate or incomplete.

Documents incorporated by reference are available from us without charge upon written or oral request of Fox stockholders to the information agent for the offer, Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, collect at (212) 440-9800 or toll-free at (866) 873-6991. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this prospectus. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

LEGAL MATTERS

Legal and tax matters in connection with the issuance and sale of the securities offered hereby will be passed upon by Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements of News Corporation appearing in Exhibit 99.1 to News Corporation’s Current Report on Form 8-K filed on November 24, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Fox and subsidiaries appearing in Exhibit 99.1 to News Corporation’s Current Report on Form 8-K filed on November 24, 2004 and in Fox Entertainment Group, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Gemstar-TV Guide International, Inc. appearing in Exhibit 99.1 to News Corporation’s Current Report on Form 8-K filed on November 24, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The DIRECTV Group, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and the related financial statement schedule incorporated in this prospectus from Fox Entertainment Group, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51”), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MISCELLANEOUS

The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Fox’s Class A common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

No person has been authorized to give any information or make any representation on behalf of News Corporation or Fox Acquisition Corp not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

ANNEX A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

OF NEWS CORPORATION AND FOX ACQUISITION CORP

The following table sets forth, to the best of our knowledge, for each executive officer and director of News Corporation and each executive officer and director of Fox Acquisition Corp, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, neither News Corporation nor Fox Acquisition Corp, nor, to the best of our knowledge, any of the executive officers or directors of News Corporation nor any of the executive officers or directors of Fox Acquisition Corp has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is 1211 Avenue of the Americas, New York, New York 10036.

News Corporation Directors and Executive Officers

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
K. Rupert Murdoch AC	Chairman and Chief Executive Officer	K. Rupert Murdoch AC has been Chairman of the Board of Directors and Chief Executive of News Corporation since November 12, 2004 (the “Implementation Date”). In addition, Mr. Murdoch is Chairman of the Board of Directors and Chief Executive Officer of Fox Acquisition Corp. Mr. Murdoch was Chairman of the Board of Directors of TNCL from 1991 until the Implementation Date and Executive Director and Chief Executive from 1979 until the Implementation Date. He has been a Director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a Director of News International, News Corporation’s principal subsidiary in the United Kingdom, since 1969 and a Director of News America, News Corporation’s principal subsidiary in the United States, since 1973. Mr. Murdoch has been a Director of STAR Group Limited since 1993 and served as Chairman of STAR Group Limited from 1993 to 1998. Mr. Murdoch has been a Director of Fox since 1985, Chairman since 1992 and Chief Executive Officer since 1995. Mr. Murdoch has served as a Director of British Sky Broadcasting Group plc since 1990 and Chairman since 1999. Mr. Murdoch has served as a Director of Gemstar-TV Guide International Inc. since 2001, as Chairman of DIRECTV Group, Inc. since December 2003 and a Director of China Netcom Group Corporation (Hong Kong) Limited, or CNC, since October 2004.

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Peter L. Barnes	Director	Peter L. Barnes has been a Director of News Corporation since the Implementation Date. Mr. Barnes served as a Non-Executive Director of TNCL from April 2004 until the Implementation Date. Mr. Barnes has been a Director of Ansell Ltd since 2001 and a Director of Metcash Trading Ltd. since 1999. Mr. Barnes has been a Director of Samuel Smith & Sons Pty Ltd. since 1999 and a Chairman since 2002. Mr. Barnes served as the President of Phillip Morris Asia Inc. from 1993 until 1998. Mr. Barnes is a member of the Audit Committee of News Corporation. Mr. Barnes’ principal business address is Level 10 122 Arthur Street, North Sydney, NSW 2060.

Chase Carey	Director	Chase Carey has been a Director of News Corporation since the Implementation Date. Mr. Carey was an Executive Director of TNCL from 1996 until the Implementation Date and a consultant from 2002 until 2003. Mr. Carey has served as Chief Executive Officer of DIRECTV Group, Inc. since December 2003. Mr. Carey served as Co-Chief Operating Officer of TNCL from 1996 until 2002. Mr. Carey served as a Director, President and Chief Executive Officer of Sky Global Networks, Inc. from 2001 until 2002. Mr. Carey served as a Director of Fox from 1992 and served as Co-Chief Operating Officer from 1998 until 2002. Mr. Carey was Chairman and Chief Executive Officer of Fox Television from 1994 until 2000. Mr. Carey was a Director of News America until 2002, President and Chief Operating Officer from 1998 until 2002 and Executive Vice President from 1996 to 1998. Mr. Carey served as a Director of STAR Group Limited from 1993 until 2002, a Director of NDS Group plc from 1996 until 2002, and a Director of Gemstar-TV Guide International Inc. from 2000 until 2002. Mr. Carey was appointed to the Board of Directors of British Sky Broadcasting Group plc in 2003. Mr. Carey has served on the Boards of Gateway, Inc. and Colgate University since 1996. Mr. Carey’s principal business address is The Direct TV Group, Inc., 1211 Avenue of the Americas, 8th Floor, New York, New York 10036.

Peter Chernin	Director, President and Chief Operating Officer	Peter Chernin has been a Director and the President and Chief Operating Officer of News Corporation since the Implementation Date. In addition, Mr. Chernin is a Director and the President and Chief Operating Officer of Fox Acquisition Corp. Mr. Chernin was an Executive Director, President and Chief Operating Officer of TNCL from 1996 until the Implementation Date. Mr. Chernin has been a Director, President and Chief

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Operating Officer of Fox since 1998. Mr. Chernin has been a Director, Chairman and Chief Executive Officer of News America since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment, a subsidiary of Fox, from 1994 to 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin has served as a Director of Gemstar–TV Guide International Inc. since 2002 and was a Director of TV Guide, Inc. from 1999 to 2000. Mr. Chernin has served as a Director of DIRECTV Group, Inc. since December 2003.

Kenneth E. Cowley AO	Director	Kenneth E. Cowley AO has been a Director of News Corporation since the Implementation Date. Mr. Cowley was a Non-Executive Director of News Corporation from 1997 until the Implementation Date. Mr. Cowley has been a Director of Independent Newspapers Limited since 1990 and its Chairman since 2001. Mr. Cowley served as an Executive Director of TNCL from 1979 to 1997, as a Director of News Limited from 1978 to 1997 and as Chairman of News Limited from 1992 to 1997. Mr. Cowley was the Managing Director of News Corporation’s Australian operations from 1980 to 1996. Mr. Cowley was a Director and Executive Vice President of News America from 1992 until 1997. Mr. Cowley served as an Executive Director of Ansett Holdings Limited (“AHL”) from 1988 to 2000 and Chairman from 1992 to 1996. Mr. Cowley served as a Director of Commonwealth Bank of Australia from 1997 until 2001 and as Chairman of PMP Communications Limited from 1991 until 2001. Mr. Cowley has been the Chairman of RM Williams Holdings Limited since 1994. Mr. Cowley is a member of the Nominating and Corporate Governance Committee of News Corporation. Mr. Cowley’s principal business address is c/o RM Williams Holdings Ltd, Quay Apartments, 2 Phillip Street, Sydney, 2000, Australia.

David F. DeVoe	Director, Senior Executive Vice President and Chief Financial Officer	David F. DeVoe has been a Director, Senior Executive Vice President and Chief Financial Officer of News Corporation since the Implementation Date. In addition, Mr. DeVoe is a Director, Senior Executive Vice President and the Chief Financial Officer of Fox Acquisition Corp. Mr. DeVoe was an Executive Director, Chief Financial Officer and Finance Director of TNCL from 1990 until the Implementation Date and Senior Executive Vice President of TNCL from 1996 until the Implementation Date. Mr. DeVoe served as an Executive Vice President of TNCL from 1990 until 1996. Mr. DeVoe has been a Director of News America

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
since 1991, Senior Executive Vice President since 1998 and Executive Vice President from 1991 to 1998. Mr. DeVoe has been a Director of Fox since 1991 and Senior Executive Vice President and Chief Financial Officer since 1998. Mr. DeVoe has been a Director of STAR Group Limited since 1993, a Director of British Sky Broadcasting Group plc since 1994, a Director of NDS Group plc since 1996, Director of Gemstar-TV Guide International Inc. since 2001 and a Director of DIRECTV Group, Inc. since December 2003.

Viet Dinh	Director	Viet Dinh has been a Director of News Corporation since the Implementation Date. Mr. Dinh served as a Non-Executive Director of TNCL from April 2004 until the Implementation Date. Mr. Dinh has been a Professor of Law at Georgetown University since 1996. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 until 2003. Mr. Dinh is the Chairman of the Nominating and Corporate Governance Committee of News Corporation. Mr. Dinh’s principal business address is Georgetown University Law Center, 600 New Jersey Ave., NW, Washington, District of Columbia 20001.

Roderick I. Eddington	Director	Roderick I. Eddington has been a Director of News Corporation since the Implementation Date. Mr. Eddington was a Non-Executive Director of TNCL from 2000 until the Implementation Date. Mr. Eddington served as an Executive Director of TNCL from 1999 until 2000. Mr. Eddington has been Chief Executive of British Airways since 2000. Mr. Eddington served as a Director of News Limited from 1998 until 2000. Mr. Eddington served as Executive Chairman of AHL and as a Director of each of Ansett Australia Limited and Ansett Australia Holdings Limited from 1997 until 2000. Mr. Eddington served as Managing Director of Cathay Pacific Airways from 1992 to 1996. Mr. Eddington has been a Director of John Swire & Sons Pty Ltd since 1997. Mr. Eddington is the Chairman of the Audit Committee and a member of the Compensation Committee of News Corporation. Mr. Eddington’s principal business address is British Airways, Waterside HBB3, Harmondsworth UB7 0GB, United Kingdom.

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

Andrew S.B. Knight	Director	Andrew S. B. Knight has been a Director of News Corporation since the Implementation Date. Mr. Knight was a Non-Executive Director of TNCL from 1994 until the Implementation Date. Mr. Knight served as an Executive Director of TNCL from 1991 to 1994 and served as Executive Chairman of News International and as a Director of British Sky Broadcasting Group plc from 1990 to 1994. Mr. Knight was Editor of The Economist from 1974 to 1986, and Chief Executive and Editor in Chief of the Daily Telegraph plc from 1986 to 1989. Mr. Knight has been a Non-Executive Director of Rothschild Investment Trust Capital Partners plc since 1997. Mr. Knight is Chairman of the Compensation Committee and a member of the Audit Committee of News Corporation. Mr. Knight’s principal business address is News Corporation, 1211 Avenue of the Americas, 8th Floor, New York, New York 10036.

Lachlan K. Murdoch	Director and Deputy Chief Operating Officer	Lachlan K. Murdoch has been a Director and Deputy Chief Operating Officer of News Corporation since the Implementation Date. In addition, Mr. Murdoch is a Director, Senior Executive Vice President and the Deputy Chief Operating Officer of Fox Acquisition Corp. Mr. Murdoch was an Executive Director of TNCL from 1996 to the Implementation Date and Deputy Chief Operating Officer of TNCL from 2000 to the Implementation Date. Mr. Murdoch served as a Senior Executive Vice President of TNCL from 1999 until 2000. Mr. Murdoch has been a Director of News Limited since 1995, Chairman since 1997 and served as Chief Executive from 1997 to 2000, Managing Director from 1996 to 1997 and Deputy Chief Executive from 1995 to 1996. Mr. Murdoch has been the Chairman of Queensland Press Limited since 1996 and a Director since 1994. Mr. Murdoch has been Deputy Chairman of STAR Group Limited since 1995. Mr. Murdoch has been a Director of FOXTEL Management since 1998 and a Director of NDS Group plc since 2002.

Thomas J. Perkins	Director	Thomas J. Perkins has been a Director of News Corporation since the Implementation Date. Mr. Perkins was a Non-Executive Director of TNCL from 1996 until the Implementation Date. Mr. Perkins has been partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1972. Mr. Perkins is a member of the Audit and Compensation Committees of News Corporation. Mr. Perkins’ principal business address is Kleiner Perkins Caufield & Byers, 4 Embarcadero Center, San Francisco, California 94111.

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

Stanley S. Shuman	Director	Stanley S. Shuman has been a Director of News Corporation since the Implementation Date. Mr. Shuman was a Non-Executive Director of TNCL from 1982 until the Implementation Date. Mr. Shuman has been a Managing Director of Allen & Company LLC, an investment banking firm, since 1970. Mr. Shuman has been a Director of News America since 1985. Mr. Shuman has been a Director of Six Flags, Inc. since 2000. Mr. Shuman’s principal business address is Allen & Company, 711 Fifth Avenue, New York, New York 10022.

Arthur M. Siskind	Director and Senior Advisor to the Chairman	Arthur M. Siskind has been a Director of News Corporation since the Implementation Date and has served as Senior Advisor to the Chairman of News Corporation since January 1, 2005. Mr. Siskind served as Senior Executive Vice President and Group General Counsel of News Corporation from the Implementation Date until December 31, 2004. Mr. Siskind was an Executive Director of TNCL from 1991 and Senior Executive Vice President from 1996 until the Implementation Date. Mr. Siskind served as Executive Vice President of News Corporation from 1991 until 1996. Mr. Siskind has been a Director of News America since 1991, a Senior Executive Vice President since 1998 and served as Executive Vice President from 1991 to 1998. Mr. Siskind has been a Director of Fox since 1998 and Senior Executive Vice President and General Counsel from 1998 until December 31, 2004. Mr. Siskind has been a Director of STAR Group Limited since 1993 and a Director of NDS Group plc since 1996. Mr. Siskind has been a Director of British Sky Broadcasting Group plc since 1992. Mr. Siskind has been a Member of the Bar of the State of New York since 1962.

John L. Thornton	Director	John L. Thornton has been a Director of News Corporation since the Implementation Date. Mr. Thornton served as a Non-Executive Director of TNCL from June 2004 until the Implementation Date. Mr. Thornton has been a Professor and Director of Global Leadership at Tsinghua University in Beijing since 2003. Mr. Thornton served as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. from 1999 until 2003. Mr. Thornton is a Senior Advisor to The Goldman Sachs Group, Inc. Mr. Thornton has been a Director of the Ford Motor Company since 1996, a Director of Intel Corporation since 2003 and a Director of CNC since October 2004. Mr. Thornton is a member of the Compensation and Nominating and Corporation Governance Committees of News Corporation. Mr. Thorton’s principal business address is Goldman Sachs & Co., 375 Park Avenue, New York, New York 10152.

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

Lawrence A. Jacobs	Senior Executive Vice President and Group General Counsel	Lawrence A. Jacobs has served as Senior Executive Vice President and Group General Counsel of News Corporation since January 1, 2005. In addition, Mr. Jacobs is a Director, Senior Executive Vice President and the General Counsel of Fox Acqusition Corp. Mr. Jacobs served as Executive Vice President and Deputy General Counsel of News Corporation from the Implementation Date until December 31, 2004. Mr. Jacobs served as Executive Vice President and Deputy General Counsel of TNCL from 2001 until the Implementation Date. Mr. Jacobs was Senior Vice President and Deputy General Counsel of TNCL from 1996 until 2001. Mr. Jacobs was a partner at the New York law firm of Squadron, Ellenoff, Plesent & Sheinfeld prior to joining TNCL. Mr. Jacobs has served on the Management Boards of Innova S. de R.L. de C.V. and Sky Brasil Servicos Ltda since 2002.

John P. Nallen	Executive Vice President and Deputy Chief Financial Officer	John P. Nallen has served as Executive Vice President and Deputy Chief Financial Officer of News Corporation since the Implementation Date. In addition, Mr. Nallen is an Executive Vice President of Fox Acquisition Corp. Mr. Nallen served as Executive Vice President and Deputy Chief Financial Officer of TNCL from 2001 until the Implementation Date. Mr. Nallen was Senior Vice President of Finance of TNCL from 1995 until 2001. Mr. Nallen was a partner at Arthur Andersen LLP prior to joining TNCL. Mr. Nallen has served on the Management Board of Sky Brasil Servicos Ltda. since May 2004.

Fox Acquisition Corp Directors and Executive Officers

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

K. Rupert Murdoch AC	Chairman and Chief Executive Officer	See discussion above

Peter Chernin	Director, President and Chief Operating Officer	See discussion above

David F. DeVoe	Director, Senior Executive Vice President and Chief Financial Officer	See discussion above

Lachlan K. Murdoch	Director, Senior Executive Vice President and Deputy Chief Operating Officer	See discussion above

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

Lawrence A. Jacobs	Director, Senior Executive Vice President and General Counsel	See discussion above

John P. Nallen	Executive Vice President	See discussion above

ANNEX B

INTERESTS OF NEWS CORPORATION, FOX ACQUISITION CORP

AND THE DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

OF NEWS CORPORATION AND FOX IN SHARES OF FOX CLASS A COMMON STOCK

The following table sets forth the interests held by News Corporation and Fox Acquisition Corp and their respective directors and, to the best of our knowledge, executive officers in the shares of Fox Class A common stock, as of January 10, 2005, as well as, to the best of our knowledge, the interests held by the executive officers and directors of Fox. Unless otherwise indicated, neither News Corporation, Fox Acquisition Corp nor Fox has and, to the best of our knowledge, none of the directors or executive officers of News Corporation, Fox Acquisition Corp or Fox has bought or sold any shares of Fox Class A common stock within the past 60 days. Other than News Corporation, the persons named below own only Fox Class A common stock.

NAME	NUMBER OF SHARES OF FOX CLASS A COMMON STOCK BENEFICIALLY OWNED		PERCENTAGE OF OUTSTANDING SHARES OF FOX CLASS A COMMON STOCK
News Corporation(1)	252,159,080	(2)	59.1%
Fox Acquisition Corp.	0		0.0%
K. Rupert Murdoch(3)	5,000		*
Peter L. Barnes	0		0.0%
Chase Carey	0		0.0%
Peter Chernin	4,444		*
Kenneth E. Cowley AO	0		0.0%
David F. DeVoe	4,000		*
Viet Dinh	0		0.0%
Roderick I. Eddington	0		0.0%
Andrew S.B. Knight	0		0.0%
Lachlan K. Murdoch	0		0.0%
Thomas J. Perkins	0		0.0%
Stanley S. Shuman	0		0.0%
Arthur M. Siskind	4,000		*
John L. Thornton	0		0.0%
Lawrence A. Jacobs	0		0.0%
Christos M. Cotsakos	1,000		*
John P. Nallen	0		0.0%
Peter J. Powers	0		0.0%
Directors and officers of Fox Acquisition Corp as a group (6 persons)	13,444		*
All directors and officers as a group (18 persons)	18,444		*

(1)	Such shares are held by FEG Holdings, an indirect wholly owned subsidiary of News Corporation. The principal offices of News Corporation are located at 1211 Avenue of the Americas, New York, New York 10036.
(2)	News Corporation also holds 547,500,000 shares of Fox Class B common stock. The shares of Fox Class B common stock are convertible on a 1:1 basis at the option of the holder into shares of Fox Class A common stock. Other than News Corporation, the persons listed on this Annex B own only Fox Class A common stock.
(3)	Mr. Murdoch owns voting preferred stock representing 76% of the voting power of Fox’s subsidiary, Fox Television Holdings, Inc.
*	Less than one percent.

B-1

ANNEX C

SECTION 262 OF GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The letter of transmittal and certificates for shares of Fox Class A common stock and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent for the offer at one of its addresses or the facsimile number set forth below.

The Exchange Agent for the Offer is:

COMPUTERSHARE TRUST COMPANY OF NEW YORK

By Mail:	By Overnight:	By Hand:
Computershare Investor Services, LLC Wall Street Station P.O. Box 1010 New York, New York 10268-1010	Computershare Investor Services, LLC By Facsimile: (212) 701-7636 Telephone: (212) 701-7624	Computershare Investor Services, LLC Wall Street Plaza 88 Pine Street, 19th Floor New York, New York 10005

Questions and requests for assistance or additional copies of this prospectus, letter of transmittal and other materials may be directed to the information agent as set forth below:

The Information Agent for the Offer is:

17 State Street

10th Floor

New York, New York 10004

Banks and Brokerage Firms, Call Collect: (212) 440-9800

Stockholders Call Toll Free: (866) 873-6991

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

News Corporation is governed by the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such an indemnification is proper under the circumstances.

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained.

News Corporation’s Restated Certificate of Incorporation provides that a director shall not be liable to News Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Amended and Restated By-laws of News Corporation provide, generally, that, to the fullest extent permitted by the DGCL, as it exists or may in the future be amended, News Corporation will indemnify each person who was or is made a party to, or is threatened to be made a party to or who is otherwise involved in, any action, suit, or proceeding, whether civil, criminal or otherwise, by reason of the fact that he or she is or was a director or officer of News Corporation or any of its subsidiaries or is or was serving at the request of News Corporation as a director or officer of any other corporation, partnership or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer (and may indemnify, to the extent authorized by the Board, any officer, employee or agent of News Corporation), against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to such person who has ceased to be a director, officer, employee or agent, as the case may be, and will inure to the benefit of the indemnitee’s heirs, executors, and administrators.

News Corporation may maintain insurance on behalf of its officers and directors.

Article VII of News Corporation’s Amended and Restated By-laws includes the following language:

“ARTICLE VII- INDEMNIFICATION

Section 1. Indemnification.

Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a

“Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 2. Advancement of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys’ fees) incurred by indemnitee in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that no such advancement of expenses shall be made except upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision or order from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE VII or otherwise.”

Section 8. Indemnification of Other Persons.

The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights and rights to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provision of this ARTICLE VII and as permitted by the DGCL with respect to the indemnification and advancement of expenses to directors.”

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a) The following Exhibits are filed herewith unless otherwise indicated:

EXHIBIT INDEX

Number	Description
4.1	Restated Certificate of Incorporation of News Corporation (Incorporated by reference to Exhibit 3.1 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 24, 2004).

4.2	Amended and Restated By-Laws of News Corporation (Incorporated by reference to Exhibit 3.4 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004).

4.3	Rights Agreement, by and between News Corporation, Inc. and Computershare Trust Company of New York, as Rights Agent, dated as of November 8, 2004 (Incorporated by reference to Exhibit B to Report on Form 6-K (File No. 1-09141) filed with the Securities and Exchange Commission on November 8, 2004).

4.4	Amendment No. 1 to Rights Agreement, by and between News Corporation and Computershare Trust Company of New York (Incorporated by reference to Exhibit 4.39 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 24, 2004).

4.5	Specimen Certificate of Class A common stock of News Corporation (Incorporated by reference to Exhibit 4.1 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004).

5.1	Opinion of Hogan & Hartson L.L.P. regarding News Corporation Class A common stock.*

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain United States federal income tax matters.

23.1	Consent of Ernst & Young LLP regarding News Corporation.

23.2	Consent of Ernst & Young LLP regarding Fox Entertainment Group, Inc.

23.3	Consent of Ernst & Young LLP regarding Gemstar-TV Guide International, Inc.

23.4	Consent of Deloitte & Touche LLP regarding The DIRECTV Group, Inc.

23.5	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on signature page).*

*	Previously filed

ITEM 22. UNDERTAKINGS.

1. The undersigned registrants hereby undertake that:

(a) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) Every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrants hereby undertake: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

3. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of January, 2005.

NEWS CORPORATION

By:	/S/ LAWRENCE A. JACOBS
Lawrence A. Jacobs Senior Executive Vice President and Group General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 28, 2005.

Signature	Title

* K. Rupert Murdoch	Director, Chairman and Chief Executive Officer (Principal Executive Officer)

* David F. DeVoe	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Chase Carey	Director

* Peter Chernin	Director

Lachlan K. Murdoch	Director

* Arthur M. Siskind	Director

* Peter Barnes	Director

Signature	Title

* Kenneth E. Cowley	Director

* Viet Dinh	Director

* Roderick I. Eddington	Director

* Andrew S. B. Knight	Director

* Thomas J. Perkins	Director

* Stanley S. Shuman	Director

* John L. Thornton	Director

*	The undersigned by signing his name hereto, does hereby sign and execute this Amendment to the Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

*By:	/S/ LAWRENCE A. JACOBS
Lawrence A. Jacobs Attorney-in-Fact

EXHIBIT INDEX

Number	Description

4.1	Restated Certificate of Incorporation of News Corporation (Incorporated by reference to Exhibit 3.1 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 24, 2004).

4.2	Amended and Restated By-Laws of News Corporation (Incorporated by reference to Exhibit 3.4 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004).

4.3	Rights Agreement, by and between News Corporation, Inc. and Computershare Trust Company of New York, as Rights Agent, dated as of November 8, 2004 (Incorporated by reference to Exhibit B to Report on Form 6-K (File No. 1-09141) filed with the Securities and Exchange Commission on November 8, 2004).

4.4	Amendment No. 1 to Rights Agreement, by and between News Corporation and Computershare Trust Company of New York (Incorporated by reference to Exhibit 4.39 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 24, 2004).

4.5	Specimen Certificate for shares of Class A common stock of News Corporation (Incorporated by reference to Exhibit 4.1 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004).

5.1	Opinion of Hogan & Hartson L.L.P. regarding News Corporation Class A common stock.*

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain United States federal income tax matters.

23.1	Consent of Ernst & Young LLP regarding News Corporation.

23.2	Consent of Ernst & Young LLP regarding Fox Entertainment Group, Inc.

23.3	Consent of Ernst & Young LLP regarding Gemstar-TV Guide International, Inc.

23.4	Consent of Deloitte & Touche LLP regarding The DIRECTV Group, Inc.

23.5	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on signature page).*

*	Previously filed